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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Textron Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

        The 2008 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 23, 2008, at 11:00 a.m. at The Westin Providence, One West Exchange Street, Providence, Rhode Island for the following purposes:

          1.     To elect four directors in Class III for a term of three years and until their successors are duly elected or appointed, which is recommended by the Board of Directors (Items 1 through 4 on the proxy card).

          2.     To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron's independent registered public accounting firm for 2008, which is recommended by the Board of Directors (Item 5 on the proxy card).

          3.     If properly presented at the meeting, to consider and act upon two shareholder proposals set forth at pages 51 through 53 in the accompanying proxy statement, which are opposed by the Board of Directors (Items 6 and 7 on the proxy card).

          4.     To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on February 29, 2008. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

        Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions on how to vote either via the Internet or by telephone are included on the proxy card.

        A list of shareholders entitled to vote at the 2008 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

Sincerely,

Lewis B. Campbell Chairman, President and Chief Executive Officer
Providence, Rhode Island March 17, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2008

The Company's Proxy Statement for the 2008 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 29, 2007 and the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 are available at www.textron.com/Investor Relations—Annual Report and Proxy Materials.

YOUR VOTE IS IMPORTANT

If you are a shareholder of record, you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

TEXTRON INC.

PROXY STATEMENT

General

        This proxy statement, which is being mailed on or about March 17, 2008, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 23, 2008, at 11:00 am, and at any adjournments or postponements thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

        All shareholders of record at the close of business on February 29, 2008, will be entitled to vote. As of February 29, 2008, Textron had outstanding 248,809,978 shares of Common Stock; 71,201 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 35,991 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

        All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder's identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

        If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

        If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

        If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Revoking a Proxy

        Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting.

Required Vote

        A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

        Election of each of the four nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted "for" a nominee for director must exceed the number of shares voted "against" that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

        Approval of the ratification of the appointment of the independent registered public accounting firm and each of the shareholder proposals requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For those purposes, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for such purposes and have no effect on the outcome of the vote. All shareholders vote as one class.

Costs of Proxy Solicitation

        Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $15,500, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

        Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of American Stock Transfer & Trust Company ("AST"), Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of AST.

Attending the Meeting

        If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on February 29, 2008, is acceptable proof. If you are a shareholder of record, no proof is required.

ELECTION OF DIRECTORS

        The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected or appointed and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote "For" Paul E. Gagné, Dain M. Hancock, Lloyd G. Trotter and Thomas B. Wheeler to Class III. Each nominee presently serves as a director of Textron. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Information is furnished below with respect to each nominee for election and each director continuing in office. H. Jesse Arnelle, a director since 1993, is retiring from the Board in April 2008. The Board of Directors recommends a vote FOR each of the director nominees (Items 1 through 4 on the proxy card).

Nominees for Director
Class III — Terms Expiring in 2011
Paul E. Gagné	Director Since 1995

Mr. Gagné, 61, is Chairman of the Wajax Income Fund, a leading Canadian distributor and support service provider of mobile equipment, industrial components and power systems, a position he has held since May 2006. Prior to assuming his current position he was President and Chief Executive Officer of Avenor Inc., a Canadian forest products company. He joined Avenor in 1976, became President and Chief Operating Officer in 1990 and assumed the additional position of Chief Executive Officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of CAE Inc., Fraser Papers Inc. and Inmet Mining Corporation.

Dain M. Hancock	Director Since 2005

Mr. Hancock, 66, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin's Aeronautics Company, and is now a consultant of Lockheed Martin Aeronautics. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation's military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of Lockheed Martin Corporation and President of the Aeronautics Company in 2000, serving in that position until he retired in January 2005.

Lloyd G. Trotter	Director Since March 2008

Lloyd G. Trotter, 62, was Vice Chairman of General Electric Company, a diversified technology, media and financial services company, and President and Chief Executive Officer of GE Industrial, one of GE's six principal businesses, a role he assumed in August 2006 and held until his retirement in February 2008. Mr. Trotter currently is a consultant to GE and a managing partner of GenNx 360, a private equity buyout firm focused on industrial business-to-business companies. Mr. Trotter previously was Executive Vice President of Operations of GE and, from 2004 to 2006, he served as President and Chief Executive Officer of GE Consumer and Industrial, a role he assumed following the 2004 merger of GE's Consumer Products, Industrial Systems and Supply businesses. He began his GE career in 1970 and held various production, technology and management positions in several GE businesses, before being named a GE Senior Vice President and President and Chief Executive Officer of Industrial Systems in 1998. Mr. Trotter is a director of PepsiCo, Inc.

Thomas B. Wheeler	Director Since 1993

Mr. Wheeler, 71, was the Chairman and Chief Executive Officer of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a director of Genworth Financial.

Directors Continuing in Office
Class I — Terms Expiring in 2009
Lewis B. Campbell	Director Since 1994

Mr. Campbell, 61, is Chairman, President and Chief Executive Officer of Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in February 1999, and reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol-Myers Squibb Co.

Lawrence K. Fish	Director Since 1999

Mr. Fish, 63, is Chairman of Citizens Financial Group, Inc., a multi-state bank holding company. He was named Chairman, President and Chief Executive Officer upon joining the bank in 1992 and held that position until relinquishing the title of President in October 2005 and the title of Chief Executive Officer in March 2007. He is a director of The Royal Bank of Scotland Group.

Joe T. Ford	Director Since 1998

Mr. Ford, 70, was Chairman of the Board of ALLTEL Corporation, a telecommunications company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002, and he retired as Chairman in November 2007. Mr. Ford is a director of EnPro Industries, Inc.

Class II — Terms Expiring in 2010
Kathleen M. Bader	Director Since 2004

Ms. Bader, 57, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC. Formerly she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973, held various management positions in Dow's global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill's acquisition of Dow's interest in Cargill Dow and served in that position until her retirement in January 2006. Ms. Bader is a director of Halliburton Company.

R. Kerry Clark	Director Since 2003

Mr. Clark, 55, is Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health he was Vice Chairman of the Board, P&G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2004, and held that position until leaving the company in April 2006.

Ivor J. Evans	Director Since 2003

Mr. Evans, 65, was Vice Chairman of Union Pacific Corporation, one of America's leading transportation companies. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004. Mr. Evans retired in March 2005. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans is a director of Cooper Industries, Arvin Meritor, Inc., Spirit AeroSystems, and is an Operating Partner of Thayer Hidden/Creek, a portfolio company.

Lord Powell of Bayswater KCMG	Director Since 2001

Lord Powell, 66, was Private Secretary and advisor on foreign affairs and defense to British Prime Ministers Margaret Thatcher and John Major from 1983 to 1991. He is currently Chairman of Capital Generation Partners Limited, an investment advisory company, Magna Holdings, an investment company and of LVMH (UK), a luxury goods company. He is a director of Louis Vuitton Moët Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Yell Group, Schindler Corporation, and a member of the Textron International Advisory Council.

James L. Ziemer	Director Since 2007

Mr. Ziemer, 58, is the President and Chief Executive Officer of Harley-Davidson, Inc., a position he has held since April 2005, and has been a director of Harley-Davidson, Inc. since December 2004. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company and Buell Motorcycle Company, which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. His career at Harley-Davidson has spanned more than 38 years.

The Board of Directors

  Meetings and Organization

        During 2007, the Board of Directors met twelve times, and the Executive Committee of the Board met eight times. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. All directors attended at least 75% of the total number of Board and committee meetings. All then-serving directors attended the 2007 annual meeting of shareholders.

  Corporate Governance

        Textron's Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in February 2008, meet or exceed the new listing standards adopted by the New York Stock Exchange and are posted on Textron's website, www.textron.com, under "Investor Relations—Corporate Governance/Guidelines & Policies," and are also available in print upon request to Textron's corporate secretary.

  Code of Ethics

        Textron's Business Conduct Guidelines, originally adopted in 1979 and most recently revised in February 2004, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron's website, www.textron.com, under "Investor Relations—Corporate Governance/Code of Ethics," and are also available in print upon request to Textron's corporate secretary. Any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable SEC rules will be disclosed on our website, at the address specified above.

  Director Independence

        The Board of Directors has determined that Ms. Bader, Messrs. Arnelle, Clark, Evans, Fish, Ford, Gagné, Hancock, Trotter, Wheeler and Ziemer and Lord Powell, are independent as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are listed in Appendix A attached hereto and posted on Textron's website as described above. In making its determination the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director's independence. Specifically, the Board considered the fact that: (a) in each of the past three years (1) ALLTEL Corporation, of which Mr. Ford was Chairman, purchased aircraft parts and services from one of our subsidiaries and various other products from another business unit, and our corporate office and certain of our business units paid ALLTEL Corporation for telephone services, in each case in aggregate amounts substantially less than 1% of either company's revenues in any such year, and (2) Textron and certain of our business units purchased products from The Procter and Gamble Company or one of its affiliates, where Mr. Clark served as Vice Chairman until 2006, also in aggregate amounts substantially less than 1% of either company's revenues in any such year; (b) in 2007, one of Textron's business units sold products to Natureworks LLC, where Ms. Bader served as President and Chief Executive Officer until 2006; and (c) in 2007, (1) the Textron Charitable Trust made a donation of $30,000 to the Eisenhower Fellowships on whose Board Mr. Campbell and Mr. Arnelle serve, and $10,000 to the Atlantic Partnership on which Lord Powell serves as Chairman, and (2) Textron directed payment of an honorarium for an outside speaker in the amount of $3,000, at the speaker's request, to the Harley Davidson Foundation, which is affiliated with Harley Davidson, Inc. of which Mr. Ziemer is President and Chief Executive Officer.

  Lead Director

        Textron's Corporate Governance Guidelines require that the Board will meet in executive session for non-management directors without management present at each regularly scheduled Board meeting. Textron's Lead Director (currently Lord Powell) presides at such sessions. Additional executive sessions may be convened at any time at the request of a director, and in such event the Lead Director shall preside. Shareholders or other interested parties may communicate with the Lead Director by using one of the methods described in the following section, "Shareholder Communications to the Board."

  Shareholder Communications to the Board

        Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director or with any individual director may do so by calling (866) 698-6655 (toll-free) or 401-457-2269, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail at textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director or the specified director.

  Compensation of Directors

        During 2007, for their service on the Board, non-employee directors were paid an annual retainer of $110,000, plus $1,500 for each meeting of the Board attended. Non-employee directors who served on the Executive Committee or one of the standing committees, other than the Audit Committee, received $1,500 for each committee meeting attended, and the chairman of each such standing committee received an additional $5,000 per year. Non-employee directors who served on the Audit Committee received $2,500 for each committee meeting attended, and the chairman of the Audit Committee received an additional $15,000 per year.

        During 2007, Textron maintained a deferred income plan for non-employee directors (the "Directors Deferred Income Plan") under which they could defer all or part of their cash compensation until retirement from the Board. Deferrals were made either into an interest bearing account which bore interest at the greater of 8% or the Moody's Corporate Bond Yield Index rate, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors were required to defer a minimum of $65,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron contributed to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount vested on December 31, 2007 and one half will vest on December 31, 2008. Textron also credited dividend equivalents to the stock unit account. In addition, on April 30, 2007, Textron contributed to the stock unit account an amount equal to 20% of the then current annual retainer for each director who was serving as a director on the date of Textron's 2007 annual meeting of shareholders and was a director for more than three months.

        Each non-employee director joining the Board in 2007 received 1,000 restricted shares of Common Stock. Except in the case of the director's death or disability, or a change in control, the director can not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

        Textron reimburses each director for his or her expenses in attending Board or committee meetings.

        Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately is recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2007, Textron paid a total of $712,231 in premiums on policies covering ten current directors and ten former directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program was closed to new participants in 2004.

        During 2007, non-employee directors were also eligible to participate in the CitationShares Directors Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture operation by Cessna Aircraft Company, a wholly-owned subsidiary of Textron. Under the program, Textron purchased fractional ownership shares in Cessna Citation aircraft from CitationShares entitling it to a fixed number of hours of usage of the aircraft during the year, and made ten hours of flight time during the calendar year available for personal use to the non-employee directors. Following each flight, a participating director was expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintained its customer service focus. The aircraft also were utilized by Textron for travel by executives and directors to and from Board meetings and other Board-related activities. Directors were not charged for their participation in the program or use of the aircraft, however, directors pay tax on the imputed income attributable to their personal use of the aircraft and the program required participating directors to reimburse Textron for its cost per hour of flight time, to the extent their personal use of the aircraft exceeded ten hours of flight time during 2007. Textron absorbed the cost of the ownership shares to the extent the aircraft were not fully utilized.

        Non-employee directors are also eligible to receive awards of options, restricted stock, restricted stock units, stock appreciation rights, performance stock, performance share unit or other awards granted under the Textron Inc. 2007 Long-Term Incentive Plan, and are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of up to $7,500 of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

        Employee directors do not receive fees or other compensation for their service on the Board or its committees.

        In December 2007, following a review of the non-employee directors compensation and benefits program by the Nominating and Corporate Governance Committee and its outside benefits consultant, Frederic W. Cook & Co., Inc., on recommendation of the committee, the Board approved modifications to the program, effective January 1, 2008 that (i) discontinued Board meeting fees, the quarterly contributions to the Directors Deferred Income Plan of 10% of excess deferrals and the annual contribution to such plan of 20% of the annual retainer, capped the rate on the interest bearing account under the plan at 120% of the Applicable Federal Rate as provided under Section 1274 (d) of the Internal Revenue Code, and discontinued the CitationShares Directors Evaluation Program; and (ii) in lieu thereof, increased the annual retainer to $215,000 with $100,000 required to be deferred. In addition, the annual retainer for the chairman of the Nominating and Corporate Governance Committee and the Organization and Compensation Committee was increased to $10,000 and $12,500, respectively, the Lead Director will receive an annual retainer of $15,000 and the number of restricted shares of Common Stock each non-employee director will receive upon joining the Board was increased to 2,000 shares.

        Directors will also be able to continue to utilize aircraft in which Textron has a fractional ownership interest on an as-available basis but must reimburse Textron for its cost per hour of flight time.

Director Compensation Table

        The following table provides 2007 compensation information for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
H. Jesse Arnelle	$146,000	$0	$6,541	$57,612	$210,153
Kathleen M. Bader	164,000	10,656	908	106,312	281,876
R. Kerry Clark	162,500	9,372	0	100,342	272,214
Ivor J. Evans	138,500	8,672	0	96,412	243,584
Lawrence K. Fish	148,000	0	674	96,412	245,086
Joe T. Ford	134,000	0	0	72,272	206,272
Paul E. Gagné	188,500	0	0	62,112	250,612
Dain M. Hancock	163,000	15,666	0	44,216	222,882
Lord Powell of Bayswater KCMG	155,500	0	0	88,112	243,612
Thomas B. Wheeler	134,000	0	0	96,412	230,412
James L. Ziemer	123,972	15,283	0	5,050	144,305

(1)
The amounts in this column represent the 2007 expense of restricted stock granted to directors. Fully expensed restricted stock is reflected by a value of $0 in this column. At the end of the year, each active director held 2,000 shares of unvested restricted stock as a result of a two-for-one stock split in August 2007, except for Mr. Arnelle, Mr. Gagné, and Mr. Wheeler, who each hold 4,000 shares of unvested restricted stock due to a previous two-for-one stock split in 1997.

(2)
The amounts in this column represent above-market earnings on notional deferred account balances. Directors' accounts are credited with either the Moody's Corporate Bond Yield (6.25% in 2007), or a fixed 8% return, whichever is higher.

(3)
The amounts in this column include:

  (i) the 2007 annual contribution to the deferred income plan in April in the amount of $22,000, except for Mr. Ziemer who was not eligible at that time to receive that contribution, (ii) the quarterly contribution to the deferred income plan in the amount of 10% of the excess deferrals for each director as follows: $9,900 for Ms. Bader, $9,750 for Mr. Clark, $6,900 for Mr. Ford, $4,500 for Mr. Gagné, $9,800 for Mr. Hancock, $500 for Lord Powell, and $5,050 for Mr. Ziemer, (iii) the 2007 incremental cost of personal use of aircraft under the CitationShares Directors Evaluation Program for each director as follows: $38,800 for Ms. Bader, $32,980 for Mr. Clark, $38,800 for Mr. Evans, $38,800 for Mr. Fish, $7,760 for Mr. Ford, $12,416 for Mr. Hancock, and $38,800 for Mr. Wheeler, (iv) $35,612 representing the expense for each director relating to the charitable contribution program referred to above, except for Mr. Hancock and Mr. Ziemer who do not participate in the program, and (v) for Lord Powell, $30,000 in fees for service on the Textron International Advisory Council.

  Audit Committee

        The Audit Committee pursuant to its charter, as amended in February 2007, assists the Board of Directors with its oversight of (i) the integrity of Textron's financial statements, (ii) Textron's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of Textron's internal audit function and independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of Textron's independent auditors. A copy of the charter is posted on Textron's website under "Investor Relations—Corporate Governance/Board Committees," and is also available in print upon request to Textron's corporate secretary. The following five independent directors presently comprise the committee: Mr. Gagné (Chairman), Ms. Bader, Mr. Clark, Mr. Hancock and Mr. Ziemer. Each member of the committee has been determined by the Board to be independent as independence is defined for audit committee members in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Gagné who serves on three audit committees in addition to Textron's. The Board of Directors has determined that Mr. Gagné's simultaneous service does not impair his ability to effectively serve on Textron's Audit Committee. The Board of Directors has also determined that Mr. Gagné and Mr. Ziemer each satisfy the criteria adopted by the Securities and Exchange Commission to serve as an "audit committee financial expert." During 2007, the committee met eleven times.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee pursuant to its charter, as amended in September 2007, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron and (iii) makes recommendations on compensation of the Board of Directors. A copy of the committee's charter is posted on Textron's website under "Investor Relations—Corporate Governance/Board Committees," and is also available in print upon request to Textron's corporate secretary.

        In making its recommendations on director nominees to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Nominees suggested by shareholders will be communicated to the committee for consideration in the committee's selection process. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates. Mr. Trotter was initially identified to the committee by a third-party search firm.

        Textron's Amended and Restated By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders at the annual meeting of shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board at the annual meeting must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2009 Annual Meeting" on page 53, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate.

        The committee annually reviews the Board of Directors' retirement schedule, the results of the review of the Board's overall performance and the impact of the strategy of the company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines including: (i) high personal ethics and integrity; (ii) specific skills and experience aligned with Textron's strategic direction and operating challenges; (iii) the core business competencies of high achievement, a record of success, financial literacy, a history of making good business decisions and exposure to best practices; (iv) interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask tough questions; (v) enthusiasm for Textron and sufficient available time to be fully engaged; and (vi) if a non-employee, satisfies the independence standards established by the New York Stock Exchange and the Securities and Exchange Commission.

        All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

        In making its recommendations on Board compensation, the committee annually reviews the director compensation and benefits program. In 2007, to assist the committee in performing these duties, the committee engaged Frederic W. Cook & Co., Inc., an outside consultant, to prepare a study of outside director compensation trends and best practices and to make recommendations to the committee.

        The following six directors presently comprise the committee: Mr. Fish (Chairman), Mr. Arnelle, Ms. Bader, Mr. Ford, Mr. Trotter and Mr. Wheeler. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2007, the committee met four times.

  Organization and Compensation Committee

        The Organization and Compensation Committee pursuant to its charter, as revised in February 2007, (i) reviews the Company's organization structure and plans for management succession, (ii) recommends to the Board new and existing employment agreements with the Chief Executive Officer and other executive officers, (iii) approves compensation arrangements for the Chief Executive Officer and other executive officers, (iv) reviews and makes recommendations to the Board regarding the adoption, amendment or termination of annual or long-term incentive compensation plans, programs or arrangements applicable to the Chief Executive Officer and other executive officers, and (v) oversees the compensation of other corporate officers and business unit presidents. A copy of the committee's charter is posted on Textron's website under "Investor Relations—Corporate Governance/Board Committees," and is also available in print upon request to Textron's corporate secretary. See the Compensation Discussion and Analysis (CD&A), beginning on page 16, for more information on the committee's processes and the role of management and consultants in determining the form and amount of executive compensation. The following five directors presently comprise the committee: Lord Powell (Chairman), Mr. Arnelle, Mr. Clark, Mr. Trotter and Mr. Evans. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2007, the committee met ten times.

  Compensation Committee Interlocks and Insider Participation

        The members of the Organization and Compensation Committee during fiscal year 2007 consisted of Lord Powell, who served as the Chairman, and Mr. Arnelle, Mr. Clark and Mr. Evans. No member of the Organization and Compensation Committee is or has been executive officer or employee of Textron (or any of its subsidiaries), and no "compensation committee interlocks" existed during fiscal year 2007.

SECURITY OWNERSHIP

        The column headed "Number of Shares of Common Stock" includes all shares of Textron common stock beneficially owned by directors and executive officers of Textron, shares held for the executive officers by the trustee under the Textron Savings Plan, and shares obtainable within 60 days of January 1, 2008, upon the vesting of restricted stock units or the exercise of stock options. No director or executive officer owns any shares of Textron preferred stock. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned approximately 0.8% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2007, except for Mr. Trotter whose indicated ownership is as of March 1, 2008, when he became a Textron director. To Textron's knowledge, no person beneficially owns more than 5% of the outstanding shares of common stock.

        Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders.

Name	Number of Shares of Common Stock
H. Jesse Arnelle	5,187	(1)
Kathleen M. Bader	2,116	(1)
John D. Butler	130,459	(2)(3)
Lewis B. Campbell	1,051,246	(2)(3)(4)
R. Kerry Clark	2,000	(1)
Ivor J. Evans	2,000	(1)
Lawrence K. Fish	2,000	(1)
Joe T. Ford	4,000	(1)
Ted R. French	447,258	(2)(3)
Paul E. Gagné	4,970	(1)
Dain M. Hancock	2,031	(1)
Mary L. Howell	132,378	(2)(3)
Terrence O'Donnell	204,503	(2)(3)
Lord Powell of Bayswater KCMG	2,041	(1)
Lloyd G. Trotter	2,000	(1)
Thomas B. Wheeler	5,490	(1)
James L. Ziemer	2,014	(1)
All current directors and executive officers as a group (18 persons)	2,001,693	(2)(3)

(1)
Excludes stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Mr. Arnelle, 39,382 shares; Ms. Bader, 16,316 shares; Mr. Clark, 18,631 shares; Mr. Evans, 15,491 shares; Mr. Fish, 38,753 shares; Mr. Ford, 45,972 shares; Mr. Gagne, 44,041 shares; Mr. Hancock, 11,353 shares; Lord Powell, 19,286 shares; Mr. Wheeler, 67,524 shares and Mr. Ziemer, 1,748 shares.

(2)
Includes the following shares obtainable within 60 days of December 31, 2007, upon the vesting of restricted stock units or the exercise of stock options: Mr. Campbell, 944,404 shares; Mr. French, 349,705 shares; Mr. Butler, 104,218 shares; Ms. Howell, 104,218 shares; Mr. O'Donnell, 176,780 shares; and all current directors and executive officers as a group, 1,812,547 shares.

(3)
Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Campbell, 100,720 shares; Mr. Butler, 109,688 shares; Mr. French, 7,649 shares; Ms. Howell, 129,822 shares; and Mr. O'Donnell, 78,445 shares, (ii) unvested restricted stock units payable in stock, as follows: Mr. Campbell, 102,325 shares; Mr. French, 33,609 shares; and Mr. Butler, Ms. Howell and Mr. O'Donnell, 24,183 shares, (iii) unvested performance share units that are paid in cash when earned and valued based upon the value of Textron common stock, as follows: Mr. Campbell, 219,060 shares; Mr. French, 53,160 shares; and Mr. Butler, Ms. Howell and Mr. O'Donnell, 36,574 shares; (iv) unvested restricted stock units that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Campbell, 22,000 shares; Mr. French, 8,000 shares; and Mr. Butler, Ms. Howell and Mr. O'Donnell, 4,668 shares.

(4)
Excludes 120,000 shares under a retention award which will continue to vest according to the following schedule: 60,000 shares per year in May 2008 and May 2011. Upon vesting, these shares will convert to restricted share units which are paid in cash, based upon the value of Textron common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Textron's directors, executive officers and controller to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide copies of such reports to Textron. As an administrative matter, Textron assists its reporting persons in fulfilling their responsibilities to prepare and file reports pursuant to Section 16(a), including with respect to making determinations on the availability of exemptions from reporting.

        Based solely upon a review of copies of such reports and written representations of the reporting persons, to our knowledge, during the 2007 fiscal year, all such reporting persons timely filed all of the reports they were required to file under Section 16(a), except as described below.

        In 2007, Textron determined that a non-qualified deferred compensation plan, the Supplemental Benefits Plan for Textron Key Executives (the "Supplemental Plan") has not been operated in a manner that qualifies transactions under it for an exemption from Section 16(a) reporting. As a result, prior to August 2007, the monthly allocations of phantom stock credited to each of the reporting persons participating in the Supplemental Plan were not timely reported. For transactions occurring prior to August 29, 2002, such monthly allocations were reportable annually on an aggregate basis, while transactions occurring after that date should have been reported on a monthly basis. These transactions were not reported on a timely basis for the following corporate officers during the time periods indicated: Kenneth C. Bohlen, April 2000 through April 2003 and September 2006 through July 2007; Mr. Butler, January 1999 through July 2007; Mr. Campbell, January 1999 through July 2007; Mr. French, January 2001 through July 2007; Ms. Howell, January 1999 through July 2007; Mr. O'Donnell, March 2000 through July 2007; and Richard L. Yates, January 1999 through July 2007.

        In addition, (i) the partial vesting on January 29, 2007 of 2003 restricted stock unit awards payable in cash was not reported on a timely basis by each of the named executive officers, (ii) the withholding of shares by Textron to pay statutory minimum withholding taxes with respect to the February 12, 2007 partial vesting of 2004 restricted stock unit awards was not reported on a timely basis by each of the named executive officers as well as by Mr. Bohlen and Mr. Yates, and (iii) the monthly deferral, from September 2006 through January 2007, of a portion of base pay, and the February 9, 2007 deferral of a portion of incentive compensation and performance share unit payments, into a stock units account under the Deferred Income Plan was not reported on a timely basis by Mr. Bohlen.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors has furnished the following report on its activities:

        The committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the "independent auditors") the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61 (as amended). In addition, the committee discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 and considered the possible effect of non-audit services on the auditors' independence.

        The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, including internal controls over financial reporting, and the overall quality of the company's financial reporting. The committee also reviewed the company's compliance program. Eleven committee meetings were held during the year.

        In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedules be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2007, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company's independent auditors for 2008, and recommended that this selection be submitted to the shareholders for ratification.

    PAUL E. GAGNÉ, CHAIRMAN
    KATHLEEN M. BADER
    R. KERRY CLARK
    DAIN M. HANCOCK
    JAMES L. ZIEMER

COMPENSATION COMMITTEE REPORT

        The Organization and Compensation Committee of the Board of Directors has furnished the following report:

        The committee reviewed the Compensation Discussion and Analysis to be included in Textron's 2008 proxy statement and discussed that Analysis with management.

        Based on its review and discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron's 2008 proxy statement and Textron's Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

        This report is submitted by the Organization and Compensation Committee.

    LORD POWELL OF BAYSWATER KCMG, CHAIRMAN
    H. JESSE ARNELLE
    R. KERRY CLARK
    IVOR J. EVANS

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of Compensation Program

        Textron is a multi-industry company that leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services around the world. We have approximately 44,000 employees in 34 countries. In order to operate our business successfully, we strive to retain executives with extremely high skill levels. In addition to having direct responsibility for each of their respective functional areas, each of our executive officers also has broad responsibility for the management of our diverse portfolio of businesses.

        The Organization and Compensation Committee of the Board of Directors (the "Committee") is strongly committed to making performance the primary factor on which compensation for our executives is based. The Committee believes that, the more senior the executive, the more this should be the case, so that the CEO's compensation should, more than any other executive, be linked to the long-term performance of the company. The Committee also believes that rewards for high performance should be delivered predominantly in shares and other equity-based instruments, so that the interests of the company's senior executives match as closely as possible the interests of the company's shareholders.

        The major yardsticks which the Committee currently uses to measure performance are earnings per share and return on invested capital, with a small subjective component to reward evidence of outstanding leadership. The Committee believes that these measures are the most effective indicators of outstanding shareholder returns and ensure the most effective use of the capital which shareholders entrust to us.

        The Committee recognizes that in order to compete for and retain top-class executives capable of managing a global, multi-industry company like ours, the company must establish a total compensation program that is competitive in the industries in which we do business, as well as with corporations for which we compete for talent. The primary objectives of our executive compensation program are to:

  •
  Attract and retain the most qualified executives to lead the company

  •
  Motivate executives to produce strong financial performance for the long-term benefit of shareholders, by including a significant equity component in the compensation program

  •
  Establish a clear link between pay and performance

  •
  Reward our executives commensurate with performance and share price appreciation

  •
  Establish a compensation structure that increases at-risk compensation for more senior positions

  Role of Compensation Consultant

        Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. The Committee retains a compensation consultant from Towers Perrin, who reports directly to the Committee, to provide expert, objective support regarding current and emerging best practices with regard to executive compensation. The consultant addresses any executive compensation matter as requested by the Committee. Examples of specific services provided in 2007 are:

  •
  Reviewed Named Executive Officer (NEO) employment contracts to compare selected provisions against prevalent market practice

  •
  Advised the Committee on the composition of the compensation peer group

  •
  Prepared analyses of senior executive compensation levels as compared to the compensation peer group

  •
  Evaluated the company's compensation program and recommended alternative designs for consideration

  •
  Provided guidance on maximizing the company's tax deductability of incentive compensation

        The consultant attended all ten of the Committee meetings in 2007.

  Establishment of an Appropriate Compensation Peer Group

        The Committee feels strongly about its need to be informed about current pay practices in the marketplace. In that regard, the Committee relies upon its consultant to provide data, analysis, and market perspective to support the Committee's decision-making process. To enhance the relevance of this market perspective to Textron, the Committee has adopted criteria for selecting compensation comparator companies. These criteria include the selection of companies that are representative of the labor market in which our company competes for executive talent, that operate in similar industries, have significant global operations, and that have median annual revenue that approximates Textron's revenue. The companies comprising the current compensation peer group are:

• 3M Company	• Medtronic, Inc
• Boston Scientific Corporation	• Parker-Hannifin Corporation
• Eaton Corporation	• Pitney Bowes Inc.
• Electronic Data Systems Corporation	• QUALCOMM Incorporated
• Emerson Electric Co.	• Raytheon Company
• EMC Corporation	• Seagate Technology
• General Dynamics Corporation	• Rockwell Automation, Inc.
• Goodrich Corporation	• Texas Instruments Incorporated
• Lexmark International, Inc	• Xerox Corporation
• L-3 Communications

        As recommended by the consultant, there was one change from the 2006 compensation peer group. During 2007, the Committee approved the consultant's recommendation to replace Avnet, for which current data were not available, with L-3 Communications, which was judged to meet all of the selection criteria.

Elements of the Compensation Program

        Each year the Committee reviews our compensation program for executives by drawing on relevant professional studies and literature, obtaining relevant market data and trends from its consultant, consulting with senior management and the Board, and approving, or recommending to the Board for approval, such changes and refinements as it deems necessary to ensure that compensation for our executives remains in line with company strategy and competitive practice. The Committee has designed a compensation program comprised of the following primary elements: base salary, annual incentive compensation, long-term incentive compensation, perquisites and post-employment benefits. The Committee believes that each element is necessary in order to remain competitive within our peer group. In addition, the Committee believes that annual incentive compensation, which is paid in cash, establishes a clear link between pay and performance and motivates the achievement of short-term business objectives. Likewise, the Committee believes that long-term incentive compensation, which combines features of cash-based compensation with stock-based compensation, motivates our executives to produce strong financial performance for the long-term benefit of our shareholders.

  Compensation Mix

        With input from the consultant, and after consultation with the Board, the Committee approves the design and level for each element of compensation for NEOs. The mix of compensation elements is not set according to pre-established guidelines but reflects the general goal of giving greater weight to long-term and performance-based compensation. The Committee has created a compensation structure that emphasizes at-risk compensation elements, with the greatest focus given to long-term incentives to align management interests with those of shareholders. As described above, the Committee has historically held the belief that the CEO's compensation should, more than any other executive, be linked to the long-term performance of the company, and therefore the CEO has a greater percentage of both long-term incentive compensation and performance-based compensation than the other NEOs. The decisions that were made in 2007 resulted in relative compensation opportunities consisting of the elements and at the levels set forth in the chart below:

(1)
Target total compensation consists of annualized base salary, annual incentive compensation target opportunity, and long-term incentive compensation target opportunity, but excludes perquisites and post-employment benefits.

(2)
Performance-based compensation includes the executive's annual incentive compensation target opportunity and long-term incentive compensation target opportunity. Non-performance-based compensation includes base salary.

(3)
Equity-based compensation includes the executive's long-term incentive compensation target opportunity. Non-equity-based compensation includes base salary and annual incentive compensation target opportunity.

  Base Salary

        Each year, the Committee reviews and approves base salaries for NEOs. In support of this review, the consultant provides relevant benchmark data and analysis. The Committee typically intends to maintain base salaries for NEOs at competitive levels for executives in positions with similar responsibilities at comparable companies. The Committee also acknowledges that individual base salaries may vary based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience, and future potential.

  Annual Incentive Compensation

        Each NEO is eligible to earn an annual cash incentive based on the achievement of company financial goals as well as operational and personal performance goals called Leadership Initiatives. An eligible executive's target opportunity is established as a percentage of his or her base salary. The percentages range from 65% for Mr. Butler, Ms. Howell and Mr. O'Donnell, to 75% for Mr. French and 100% for Mr. Campbell. The Committee approved these percentages to provide market-competitive levels of target opportunity by position that also reflect anticipated levels of contribution. The Committee, after consultation with the consultant, approves incentive structure, performance goals and Leadership Initiatives annually in January. Leadership Initiatives incorporate key business objectives focused on improving the operations of the company in areas such as company strategy, customer focus, talent management, Textron Six Sigma, supply chain, regulatory compliance, and information technology.

  Long-Term Incentive Compensation

        Our long-term incentive compensation program is focused on rewarding multi-year financial and operational performance as well as long-term growth in shareholder value. NEOs can realize long-term incentive compensation through three vehicles: (1) cash-settled performance share units (PSUs), (2) stock-settled restricted stock units (RSUs) and (3) stock options. Annual long-term incentive grants are made on March 1 (or the closest trading day prior to March 1 if it is not a trading day) in each year. When determining the level of the grant, the Committee considers each NEO's functional and enterprise management responsibilities, past performance, potential contributions to the company's profitability and growth, the value of prior long-term incentive grants, and competitive data regarding prevalent grant levels.

        The three long-term incentive vehicles are described below:

  •
  Performance Share Units

        Performance share unit awards typically span a three-year performance period, with vesting at the end of the third fiscal year. Based on performance on earnings per share, return on invested capital, and leadership initiatives, which include the achievement of team and individual performance goals, NEOs may earn from 0% to 130% of the units originally granted. Upon vesting, all earned PSUs are valued based on the average closing price of our common stock for the first ten trading days of the fiscal year following the end of the third fiscal year and are paid in cash in the first quarter following such period.

  •
  Restricted Stock Units

        Restricted stock units typically constitute the right to receive one share of common stock upon vesting which occurs for one-third of the units on the third anniversary of the date of the grant, an additional one-third on the fourth anniversary of the date of the grant, and the final one-third on the fifth anniversary of the date of the grant.

  •
  Stock Options

        Stock options vest ratably over three years beginning on the first anniversary of the date of grant. Stock options are granted at a purchase price equal to the closing price of common stock as traded on the New York Stock Exchange on the date of the grant.

  Perquisites

        Historically, the Committee has included perquisites as part of the overall executive compensation program to serve as an effective attraction/retention tool with a relatively low cost. In 2007, NEO perquisites included financial planning and income tax preparation, annual physical exams, personal use of company aircraft, a company vehicle and club membership program. During 2007, the Committee evaluated current and emerging best practices in the area of perquisites and has taken action to reduce perquisites prospectively, as described below under "Changes to Rewards Programs Effective January 1, 2008."

  Post-Employment Benefits

        We provide certain post-employment benefits that are only available to select senior executives (including the NEOs) that typically depend on one or a combination of age and/or service. Post-employment benefits available to the NEOs in 2007 included:

  •
  Supplemental Retirement Plan for Textron Key Executives ("SERP"): Non-qualified enhanced pension benefit

  •
  Textron Spillover Pension Plan: Non-qualified benefit plan to make up for IRS limits in qualified pension plans

  •
  Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits in qualified savings plans

  •
  Survivor Benefit Plan for Textron Key Executives: An additional 2x base salary paid as a death benefit

  •
  Deferred Income Plan for Textron Executives: Non-qualified plan that provides elective and non-elective deferred compensation

Stock Ownership Requirements

        One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives maintain a minimum level of stock ownership which may be achieved through outright ownership of shares, Textron Savings Plan shares, unvested restricted stock units, and vested and unvested share equivalents in Textron compensation and benefit plans. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO and three times for other NEOs. All NEOs currently meet their respective stock ownership requirements.

2007 Compensation Actions for Named Executive Officers

        The Committee incorporated several metrics in considering 2007 compensation actions for NEOs, including: individual, team and company performance, financial performance relative to strategic and financial peers, relevant market data and input from the Committee's consultant. Prior to making decisions or recommendations, the Committee also reviewed tally sheets, which reflect the potential share-derived wealth of the NEOs and their accumulated retirement benefits, as a tool to aid in analysis of compensation structure, potential stock-based compensation, stock ownership and cash vs. non-cash compensation for each executive. The CEO provided input into compensation decisions for NEOs, other than himself. Prior to making formal decisions or recommendations to the Board, the Committee solicited input on the proposed compensation actions from the full Board. When the Board's approval of a compensation action was required, the Board approved such action after considering the Committee's recommendation.

        We have historically compensated the CEO at higher levels with respect to all elements of compensation than any of the other NEOs, with the CFO receiving the next highest levels of compensation and the remaining NEOs, who are all members of our Management Committee, receiving among them substantially equivalent levels of compensation. This practice has developed and continues because the Board and the Committee believe that the CEO has the greatest ability to contribute to our success, with the CFO having the next most influential role. In order to reflect and encourage shared enterprise management responsibilities, the compensation for the other NEOs has been maintained at relatively equal levels.

  2007 Base Salary Actions

        In January 2007, the Committee reviewed current benchmark data for the NEOs as prepared and presented by the consultant. Based on the data presented, which showed that the base salary for each of the NEOs remains at or above competitive levels for executives in positions with similar responsibilities at comparable companies, the Committee recommended and the Board approved, no base salary increases for any NEO in 2007. This was the second consecutive year with no base salary increases.

  2007 Annual Incentive Compensation Payments

        For fiscal year 2007, the Board established an incentive design that based 70% of the annual incentive opportunity on earnings per share (EPS) performance and 30% on leadership initiatives, which include the achievement of team and individual performance goals. The total of these two components could then be modified by a factor calibrated to the achievement of the company's Return on Invested Capital (ROIC) in comparison to the company's Weighted Average Cost of Capital (WACC). This "ROIC Multiplier" is designed to motivate executives to make capital allocation decisions which are consistent with the long-term interests of shareholders.

        In January 2007, the Board approved a 2007 EPS target of $3.00 for Annual Incentive Compensation purposes, as well as the leadership initiatives for the NEOs, which included objectives relating to Textron Six Sigma, the company's customer-focused growth strategy, talent development, the company's integrated supply chain strategy, and regulatory compliance and risk management. The formula for determining 2007 annual incentive awards for the NEOs was the same as that of other senior executives who participate in this program. The formula is detailed below:

(a)   Calculate Amount of Each Component Earned:

(b)   Apply Multiplier

EPS Payout Scale
EPS Achieved as a % of Goal	% of the 70% Weight Earned
Below 85%	0%
85%	20%
100%	100%
110%	150%

        EPS for incentive purposes can differ from EPS as calculated under Generally Accepted Accounting Principles (GAAP) as a result of adjustments for certain non-recurring items such as charges or gains related to dispositions or a change in accounting principle. For the fiscal year ended December 29, 2007, EPS for incentive compensation purposes was $3.60, compared to the target of $3.00. At its January 2008 meeting, the Committee discussed the annual incentive compensation awards to be paid to the NEOs for the 2007 performance period. The EPS performance against the target earned a maximum payout of 150% and the Committee approved this portion of the award which constituted 70% of the total incentive opportunity.

        The leadership initiatives payout scale ranged from 0% to 200% (of the 30% component weight) based on the Committee's subjective assessment of the NEOs' achievement of their performance objectives. In December 2006, the CEO circulated proposed objectives for himself and other NEOs to all Board members for comment. Each Board member provided feedback, which the CEO incorporated into a revised set of objectives that was approved by the Committee in its January 2007 meeting.

        In late 2007, the CEO prepared and circulated his self-assessment for each objective to members of the Committee. Each Committee member provided feedback, which was presented in the January 2008 Committee meeting to help determine final compensation decisions for the CEO and other NEOs. Prior to finalizing these decisions, the Chairman of the Committee solicited input from all Board members. After consideration of these inputs, the Committee approved a payment equal to 100% (on a scale of 0% to 200%) for Leadership Initiatives for each NEO, citing achievement of stated goals in line with expectations. The Committee's decision to provide the same percentage for this portion of the award to each NEO is consistent with historical practice, which reflects shared enterprise management responsibilities. This decision is not automatic, however; different percentages could be applied in any year as determined by the Committee to reflect performance issues or other factors.

        For 2007, the ROIC Multiplier could modify the component calculation by as much as 200% if Textron's ROIC exceeded its three-year average trailing WACC by 1,600 basis points (16%) or greater. ROIC minus WACC gaps of between 0 and 1,600 basis points were calibrated to earn an intermediate multiplier. ROIC income for purposes of calculating average ROIC for incentive purposes is calculated by eliminating certain non-recurring items and other special charges consistent with adjustments made to EPS for incentive purposes as defined above. ROIC for 2007 was 24.8%, or 1,540 basis points better than the Company's three-year average cost of capital of 9.4%.

        The Company's financial performance in 2007 exceeded the targets set by the Board, resulting in significant benefit to shareholders. Based on the company's financial results and the achievement of leadership initiatives, the Committee approved the following annual incentive awards in accordance with the program design:

Name	Target %	% of Target Paid (200% cap)	Annual Incentive Compensation Paid ($)
L.B. Campbell	100%	200%	$2,200,000
T.R. French	75	200	1,050,000
J.D. Butler	65	200	728,000
M.L. Howell	65	200	682,500
T. O'Donnell	65	200	682,500

  2007 Long-Term Incentive Compensation—PSU Payments for 2005-2007 Performance Period

        In January 2005, the Committee recommended to the Board, and the Board approved, the following grants of performance share units to NEOs: For Mr. Campbell, 145,640 PSUs; for Mr. French, 27,780 PSUs; and for Mr. Butler, Ms. Howell and Mr. O'Donnell; 19,120 PSUs.

        For the 2005-2007 performance period, the formula for determining the actual percentage of the award earned following the three-year performance period was:

(a)
The cumulative EPS target for the 2005-2007 performance share unit cycle of $6.705 was approved by the Board in January 2005. Meeting or exceeding the three-year performance target results in 100% being earned for this portion of the award. For the three-year performance period ended December 29, 2007, earnings per share for incentive compensation purposes, calculated as described above, was $8.405. As a result, the full 60% of this component was earned.

(b)
If Textron's return on invested capital (ROIC) averages 100 basis points or more above the weighted average cost of capital (WACC) over the award period, then this portion of the award will be earned. Average ROIC for this period, calculated as described above, was 18.1%, or 870 basis points higher than the company's three-year average cost of capital of 9.4%. As a result, the full 15% of this component was earned.

(c)
Leadership Initiatives are determined on a scale of 0% to 100% based on financial and operational performance against goals set at the beginning of the three-year performance period. Leadership initiatives for the CEO are cascaded to other NEOs. Each NEO was awarded a 90% payout for the leadership initiatives component for the 2005-2007 plan cycle to reflect the Committee's view that most, but not all, of the objectives set at the beginning of the three-year performance period had been achieved.

(d)
An additional payout of up to 30% may be earned to the extent that the three-year average trailing ROIC exceeds three-year average trailing WACC by greater than 100 basis points. For the 2005-2007 performance period, if ROIC is 400 or more basis points above WACC, then the maximum 30% additional payout is earned. Based on the ROIC performance described above, the full 30% stretch opportunity was earned.

        Based on the company's financial results and individual performance, and valuing each performance share unit at a share price of $63.802 (calculated as described below), in January 2008 the Committee approved the below PSU payments for the 2005-2007 performance period. In making its decisions, the Committee considered the company's share price appreciation during this period, and recognized that the incentive design reinforces the appropriate leadership action plans and behaviors.

Name	PSUs granted(#)	PSUs earned(#)	% earned	PSU Payment for 2005-2007($)(1)
L.B. Campbell	145,640	185,691	127.5%	$11,847,457
T.R. French	27,780	35,420	127.5	2,259,835
J.D. Butler	19,120	24,378	127.5	1,555,365
M.L. Howell	19,120	24,378	127.5	1,555,365
T. O'Donnell	19,120	24,378	127.5	1,555,365

    (1)
    Cash payment of any PSUs earned is based on the average closing market value of Textron common stock for the first ten trading days of the fiscal year following the end of the three fiscal year performance period.

  2007 Long-Term Incentive Grants

        In its December 2006 and January 2007 meetings, the Committee's primary considerations in recommending 2007 long-term incentive (LTIC) grant levels included the level of each NEO's target Total Direct Compensation (base salary, annual incentive compensation, and long-term incentive compensation) in comparison to compensation comparators, past grant levels, and individual performance. After consideration of these factors, the Committee recommended, and the Board approved, LTIC grants with total economic value 10% lower than grants approved in 2006. As shown in the table below, the Committee also approved a common percent allocation of this value across the three LTIC components for each NEO. The Committee determined that this allocation of value provided balanced long-term incentives and wealth accumulation opportunities while providing slightly more value in the form of PSUs, as to which both performance criteria and share value affect the amount of the payout of the award. All three grant types align with shareholder interests, as the value of each grant is denominated in shares or share equivalents.

        The table below displays the total LTIC value approved by the Board, as well as the allocation across three long-term incentives and the number of shares granted:

Name	2007 Total LTIC Value($)(1)	Value Allocation of LTIC Elements %	Performance Share Units (2007-09 Performance Period)	Shares of Restricted Stock Units	Stock Options(#)	Stock Option Exercise Price($)
		PSU: 40%
L.B. Campbell	$5,846,000	RSU: 30	70,380	48,454	198,956	$45.85
		SO: 30
		PSU: 40
T.R. French	1,827,000	RSU: 30	21,996	15,142	62,178	45.85
		SO: 30
		PSU: 40
J.D. Butler	1,256,000	RSU: 30	15,122	10,410	42,746	45.85
		SO: 30
		PSU: 40
M.L. Howell	1,256,000	RSU: 30	15,122	10,410	42,746	45.85
		SO: 30
		PSU: 40
T. O'Donnell	1,256,000	RSU: 30	15,122	10,410	42,746	45.85
		SO: 30

(1)
The "Total LTIC Value" does not directly correlate to the FAS 123R expense on our financial statements for two reasons. First, there is a timing difference between the closing share price on January 25, 2007 of $53.36 (when the Board approved the LTIC targets) and the grant date closing share price of $45.85 on March 1, 2007, which was used in the FAS 123R calculations to value grants for Textron's financial statements. Second, the methodology to determine this value, as provided by the consultant, uses an economic valuation methodology that is different than the FAS 123R methodology. The consultant's methodology is designed to allow for comparability of compensation levels from company to company within the survey database of the consultant company.

        The grant date of the equity-based awards was March 1, 2007. The exercise price of the stock options was the closing share price on March 1, 2007, as adjusted for the company's two-for-one stock split which was effected on August 24, 2007.

        In its December 2006 meeting, the Committee approved the PSU incentive design for the 2007-2009 performance period. The components and weightings were the same as described above for the 2005-2007 PSU performance period. The Committee adopted a three-year cumulative EPS target for the 2007-09 performance period that, in their estimation, would require solid but not unreachable performance during this period in order to be achieved. The Committee modified the ROIC-WACC performance scale to require top-decile, ROIC performance (in comparison to strategic and financial peers) to earn a maximum possible payout on this component. The Board also approved Leadership Initiatives for the CEO, which were subsequently cascaded to the other NEOs.

Accounting and Tax Considerations

        Beginning in January 2005, the company began accounting for stock-based compensation in accordance with the requirements of FASB statement 123R. Stock-based compensation includes stock options, restricted stock units paid in stock, performance share units, restricted stock units paid in cash and retention awards.

        Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to a "covered employee." The definition of a covered employee includes the chief executive officer and any other employee (other than the chief financial officer) whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the company at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-based compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Per Section 162(m), performance goals are not objective if the Committee does not set performance standards in a timely fashion, has any discretion to pay amounts in excess of those earned in accordance with the achievement of these pre-established performance standards, or pays such compensation when the performance criteria are not met.

        Our policy has been to maximize the compensation that would qualify as performance-based compensation under Section 162(m), while preserving the Committee's discretionary ability to reward individual and team performance. Textron stock options granted under the 1999 Long-Term Incentive Plan and the 2007 Long-Term Incentive Plan qualify as performance-based compensation. Performance share unit awards and annual incentive compensation awards each have financial components that may qualify as performance-based compensation. Both of these types of awards typically also include a discretionary component based on completion of individual performance objectives that may not qualify as performance-based compensation.

        Textron allows executives, including those whose income might otherwise be subject to the $1 million limitation, to voluntarily defer compensation into the Deferred Income Plan for Textron Executives. Compensation thus deferred is not counted toward the $1 million limitation. In 2007, the Board approved modifications to this Plan and other executive benefit plans to reflect required changes to comply with Section 409A of the Internal Revenue Code ("Section 409A").

        A portion of the expenses incurred by Textron related to non-business travel on company aircraft by the NEOs or certain other executives are not deductible as business expenses under the Internal Revenue Code. As a result, providing personal use of company aircraft as a perquisite to such executives results in an increased tax expense to the company.

Changes to Compensation Programs Effective January 1, 2008

        The Committee regularly reviews our company's compensation program to ensure that it sets sufficiently demanding performance targets, reinforces the leadership behavior which enables Textron to achieve its corporate goals and remains market competitive, consistent with external "best practice" to attract and retain top-level talent to lead the company.

        In late 2006, the Committee initiated a comprehensive study of the company's annual and long-term incentive compensation programs that included a thorough review of external best practices, as well as a re-examination of incentive program elements most likely to motivate employees to achieve long-term shareholder value. The Committee then recommended revisions to the structure of the company's incentive compensation programs. In its January 2008 meeting, the Board approved changes to the overall design of the company's annual and long-term incentive compensation programs applicable to all participating employees to be effective January 1, 2008. The primary changes to the compensation program designs are described below:

  2008 Annual Incentive Compensation Program

  •
  Movement of ROIC-WACC from a multiplier to a component in the calculation

  •
  Weight primary metrics (EPS and ROIC-WACC) equally to balance growth and capital efficiency

  •
  Introduction of a component to improve workforce diversity

  •
  Reduce weighting of discretionary component to accommodate new ROIC-WACC and Workforce Diversity components, and rename it "Leadership Behaviors"

  2008 Long-Term Incentive Compensation Program

  •
  Add dividend equivalents on RSU grants prospectively

  •
  Eliminate discretionary component in the PSU design (so that all future awards will be performance-based)

  •
  Eliminate the ROIC stretch opportunity in the PSU design

  •
  Change payout ranges, increasing cap to 150% on components

Compensation Arrangements Relating to Termination of Employment

        Employment agreements and plan design provisions provide varying levels of protection to NEOs in the event of termination.

        Each NEO's agreement uses standardized events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason), or change in control circumstances to trigger payments. When each executive originally agreed to the terms of his or her agreement, which for all NEOs was more than seven years ago, and for Mr. Campbell was more than fifteen years ago, payment levels triggered by these events were set based on a combination of prevailing market practice at the time, historical practice at Textron, and other factors unique to each executive. Each agreement varies slightly from the others to successfully attract each executive and to attempt to retain the executive in the employ of Textron. As described below under "Recent Changes to Executive Employment Agreements," the company has recently amended the NEOs' employment agreements to moderate payments in the event of certain termination scenarios.

        With regard to retirement benefits, in order for Textron to attract Mr. Campbell to join the company in 1992 after his 24 year career at another company, his pension benefits under the company's Supplemental Retirement Plan were designed to reflect a make-whole structure, taking into account his years of service at his previous employer, so that he would not be disadvantaged by joining Textron. Mr. Campbell's pension benefit is also largely performance-based because it takes into account his highest consecutive five years of eligible compensation payments, which had significant performance-based components. Due to the company's record of strong performance over the past five years and the resulting level of incentive compensation payments, the present value of his pension benefit has increased.

Recent Changes to Executive Employment Agreements

        During 2007, the Committee undertook a review, with the assistance of its compensation consultant, of the employment agreements of the company's executive officers to determine changes that would be required to conform the terms of each agreement to Section 409A. In addition, the Committee tasked its consultant with reviewing major contractual provisions of each executive agreement in comparison to "best practice" provisions in the marketplace. Based on the results of this review, the Committee recommended elimination of certain executive perquisites and a reduction in contractual compensation in certain termination scenarios in order to better align the executives' agreements with external best practices, as well certain changes to conform to Section 409A.

        Following Board approval of the changes, on February 26, 2008, Textron and each of the NEOs entered into amended and restated employment agreements (the "Amended and Restated Employment Agreements"), amending their existing employment agreements to reflect substantially all of the Committee's recommendations. The executives worked cooperatively with the Committee in accepting and implementing these contractual changes.

        The material changes effected by the Amended and Restated Employment Agreements are as follows:

Application		Summary of Amendment to Employment Contract
All named executive officers	•	Certain perquisites, other than aircraft use (including financial planning and tax preparation services, use of company vehicles and personal club memberships), provided during the employment term and after an involuntary termination (that is, a termination by Textron without cause or by the executive for good reason) are eliminated.
	•	The gross up for tax liability attributable to benefit continuation after an involuntary termination is eliminated.
	•	Enhanced payments under the Deferred Income Plan after an involuntary termination following a change in control are eliminated.
	•	Change in control payments are reduced to the golden parachute excise tax safe harbor level if they are 110% or less of the safe harbor. The existing excise tax gross-up will only apply if the payments exceed 110% of the safe harbor.
	•	Severance pay is no longer paid in monthly installments over the applicable severance period on a non-change in control involuntary termination. Rather, severance pay equal to 1.5 times salary and annual cash incentive compensation is paid in a lump sum six months after separation. The remaining .5 times (1 time for Ms. Howell) salary and annual cash incentive compensation is paid in monthly installments over 2 years (2.5 years for Ms. Howell).
Messrs. Campbell and Butler only	•
The annual cash incentive compensation measurement for severance payments made in connection with an involuntary termination is reduced from the higher of target or executive's highest last three actual annual cash incentive compensation payments to the higher of target or the average of the executive's last three actual annual cash incentive compensation payments.
	•	For a non-change in control involuntary termination: (a) the length of time for severance payments is reduced from 2.5 to 2 years; and (b) the multiple used to calculate severance payments is reduced from 2.5 to 2; (c) the length of time for benefit continuation is reduced from 2.5 to 2 years; (d) the multiple used to calculate the amount of maximum annual contribution or match to any defined contribution type plan is reduced from 2.5 to 2; and (e) full vesting of outstanding stock options that would vest within 2.5 years is reduced to 2 years.
	•	Outstanding performance share units vest on a pro-rata, not full, basis under any long-term incentive plan following an involuntary termination before a change in control.
	•	For an involuntary termination after a change in control, full vesting and payment of outstanding performance share units is based partly on actual performance for the portion of the performance cycle though the date of the change in control and partly on target performance for the portion of the performance cycle after the date of the change in control, instead of being based on assumed maximum performance.
	•	Payout of pro-rata annual cash incentive compensation following an involuntary termination before a change in control is made only to the extent that the applicable corporate performance goals are achieved.
Mr. Campbell only	•	Severance payments and benefits provided in connection with a disability termination are eliminated.
Mr. French only	•
Payout of pro-rata annual cash incentive compensation following an involuntary termination before a change in control is made only to the extent that the applicable corporate performance goals are achieved.
Ms. Howell only	•
For an involuntary termination after a change in control, full vesting and payment of outstanding performance share units is based on 130% of target performance for the full performance cycle, instead of being based on maximum performance.
	•	Payout of pro-rata annual cash incentive compensation following an involuntary termination before a change in control is made only to the extent that the applicable corporate performance goals are achieved.

EXECUTIVE COMPENSATION

        The following Summary Compensation Table sets forth information concerning 2007 compensation of individuals who served as our principal executive officer and principal financial officer during fiscal 2007, and each of our next three most highly compensated executive officers who were serving as executive officers at the end of Textron's 2007 fiscal year (each, an "NEO" and collectively, the "NEOs"). Compensation that was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Lewis B. Campbell Chairman, President and Chief Executive Officer	2007 2006	$1,100,000 1,100,000	$8,436,661 9,214,495	$2,229,762 537,443	$2,200,000 2,072,653	$9,839,709 10,156,005	$588,996 590,437	$24,395,128 23,671,033
Ted R. French Executive Vice President and Chief Financial Officer	2007 2006	700,000 700,000	1,959,412 1,912,464	687,683 535,616	1,050,000 989,221	1,560,164 1,805,582	224,077 251,708	6,181,336 6,194,591
John D. Butler Executive Vice President Administration and Chief Human Resources Officer	2007 2006	560,000 560,000	1,358,462 1,412,624	495,814 439,383	728,000 685,860	2,120,024 1,957,297	148,613 103,570	5,410,913 5,158,734
Mary L. Howell Executive Vice President Government Affairs, Strategy & Business Development, International, Communications and Investor Relations	2007 2006	525,000 525,000	1,353,021 1,407,376	523,214 370,622	682,500 642,993	1,306,947 1,569,922	249,289 166,089	4,639,971 4,682,002
Terrence O'Donnell Executive Vice President and General Counsel	2007 2006	525,000 525,000	1,330,705 1,347,973	523,214 370,622	682,500 642,993	2,725,982 2,309,439	231,246 216,385	6,018,647 5,412,412

1)
Stock Awards

  For each NEO, the number that appears in this column includes the expense attributed to 2007 for each award determined in accordance with FAS 123R. This includes performance share units (PSU) granted from 2005 through 2007 and restricted stock units (RSU) granted from 2003 through 2007. Also included in this column are retention awards (RA) granted to Mr. Campbell in 1999 and 2001, and to Mr. Butler and Ms. Howell in 2002.

  The FAS 123R value per share of RSU granted from 2004 through 2007 is based on the trading price of our common stock on the date of grant, less required adjustments to reflect the fair value of the award, since dividends are not paid or accrued until the RSU vests. The adjustments include assumptions of annual dividends discounted at an annual rate of approximately 4.0%.

  The FAS 123R value per share of PSU, RSU granted in 2003, and RA is based on the trading price of our Common Stock at the end of the year, less required adjustments to reflect the fair value of the award, since dividends are not paid or accrued on certain awards until vested. The adjustments include assumptions of annual dividends discounted at an annual rate of approximately 4.0%. Also, since PSUs are "performance-based", a projected earnings percentage is applied to each outstanding cycle. For 2007, these were: 130% for the 2005-2007 cycle, 130% for the 2006-2008 cycle and 123.4% for the 2007-2009 cycle.

2)
Option Awards

  The vesting schedule for stock options is discussed in the CD&A. The expense attributed to 2007 for stock options is determined in accordance with FAS 123R. Non-substantive vesting as a result of certain NEOs' eligibility for early retirement accelerates the attribution of expense. Below are the assumptions used to value the awards included in this expense for all NEOs:

Grant Date	Expected Term in Years	Volatility (%)	Risk-Free Rate (%)	Dividend Yield (%)	Fair Value at Grant (Black-Scholes) ($)
2/12/04	3.7	37%	3%	2%	$7.16
2/23/05	6.0	25	4	2	10.03
3/1/06	6.0	25	4	2	$12.28
3/1/07	5.5	30	5	2	$13.93

  Mr. Campbell, Ms. Howell, Mr. Butler and Mr. O'Donnell are currently eligible for early retirement under the age and service requirements that govern all employees. If they should choose to retire, per plan provisions, they would have three years from the date of retirement to exercise any outstanding options. The options would vest per their normal vesting schedule (one-third of the shares granted on the first, second and third anniversary of the grant date).

3)
Non-Equity Incentive Plan Compensation

  The amounts in this column were paid pursuant to non-equity incentive plan compensation, specifically Textron's Annual Incentive Compensation Plan for Textron Employees for the period ended December 29, 2007. This Plan and associated payouts for 2007 are described in the CD&A.

4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings

  The amounts in this column are primarily attributable to the executive's change in actuarial present value of accumulated pension benefit under all defined benefit plans in which the NEOs participate from December 31, 2006 to December 31, 2007. The amount shown for Mr. Campbell is driven by two primary factors, both of which affect the change in actuarial value of his pension benefit. The first factor is his Supplemental Retirement Benefit, under which he becomes fully vested in May 2008. The second factor relates to the calculation of eligible compensation, which is used as an input into the benefit calculation. Eligible compensation is calculated as the highest consecutive five-year average compensation in his career with Textron; during 2007, the five-year period changed from the 2002-2006 period to the 2003-2007 period, so that a comparatively low year of compensation (2002) was dropped, and a comparatively high year of compensation (2007) was added in its place. The higher compensation level in 2007 was driven by strong operating performance and strong stock price performance. Future year-over-year changes in pension value are expected to be much lower due to Mr. Campbell becoming fully vested in his pension benefit in May 2008.

  This column also includes above-market Non-Qualified Deferred Compensation (NQDC), earnings. Earnings are considered "above-market" if they were higher than 120% of the long-term Applicable Federal Rate with compounding. Deferred Income Plan participants may elect to make their deferrals into either a Moody's account or a Textron stock unit account. The interest rates applicable to the Moody's Account are either the Moody's rate or a "Moody's Plus" rate. Moody's Plus rates are fixed at 10% for deferrals made between 1988 and 2001, and 11% for deferrals made prior to 1988.

  The table below summarizes these amounts

	Mr. Campbell	Mr. French	Mr. Butler	Ms. Howell	Mr. O'Donnell
Change in Pension Value	$9,839,709	$1,554,580	$2,092,268	$1,222,527	$2,688,927
NQDC Above Market Earnings	0	5,584	27,756	84,420	37,055

Total	$9,839,709	$1,560,164	$2,120,024	$1,306,947	$2,725,982
5)
All Other Compensation

  The amounts listed include the incremental cost to Textron in 2007 of providing various perquisites and personal benefits, as detailed below.

	Mr. Campbell	Mr. French	Mr. Butler	Ms. Howell	Mr. O'Donnell
Spillover Savings Plan contribution (a)	$43,750	$23,750	$16,750	$15,000	$15,000
Contributions to Textron Savings Plan	11,247	11,113	11,247	11,247	11,247
Contributions to Textron Retirement Account Plan	4,500	4,500	4,500	4,500	4,500
Deferred Income Plan Contribution (b)	0	0	0	0	157,465
Perquisites
Personal use of company aircraft (c)	494,716	151,857	71,996	167,077	17,658
Personal use of company automobile (d)	13,495	16,547	31,645	40,278	13,547
Other Perquisites (e)	21,288	16,310	12,475	11,187	11,829

Total	$588,996	$224,077	$148,613	$249,289	$231,246
  (a)
  These amounts represent employer contributions to the Spillover Savings Plan in the form of unfunded, book-entry accounts credited as Textron stock units.

  (b)
  Contribution is per an amendment to Mr. O'Donnell's employment agreement in 2006. This contribution was made in order to compensate Mr. O'Donnell for a reduction to his calculated Supplemental Retirement Benefit.

  (c)
  For proxy reporting purposes, Textron values the personal use of corporate aircraft by using an incremental cost method that takes into account variable factors such as cost per flight hour (by aircraft type), landing fees, and hangar fees. The incremental cost of locating aircraft to the origin of a personal trip, or returning aircraft from the completion of a personal trip, known as "deadhead' flights, are included in the figures reported.

  (d)
  For proxy reporting purposes, Textron values the personal use of company automobiles by determining the total annual cost for such vehicle, including the lease and other related costs paid by the company, and then allocating such total cost between business and personal usage based on the total miles driven in the year and the approximate number of miles driven for personal purposes, as determined by the executive.

  (e)
  Includes club memberships, financial planning services and executive physical exams.

Grants of Plan-Based Awards in Fiscal 2007

        The following table sets forth information on plan-based compensation awards granted during Textron's 2007 fiscal year to the NEOs. All grants were approved on January 26, 2007 for grant on March 1, 2007.

Grants of Plan-Based Awards

												Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/sh)
Name	Grant Date	Grant Type	Thresh- hold ($)	Target ($)	Maximum ($)	Thresh- hold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
L.B. Campbell		Annual IC(1)	0	1,100,000	2,200,000
	3/1/2007	PSUs(2)				0	5,040,616	6,552,800				3,023,401
	3/1/2007	Restricted Stk Units(3)							48,454			2,083,866
	3/1/2007	Stock Options(4)								198,956	45.850	2,770,462
T.R. French		Annual IC(1)	0	525,000	1,050,000
	3/1/2007	PSUs(2)				0	1,575,354	2,047,960				944,909
	3/1/2007	Restricted Stk Units(3)							15,142			651,212
	3/1/2007	Stock Options(4)								62,178	45.850	865,829
J.D. Butler		Annual IC(1)	0	364,000	728,000
	3/1/2007	PSUs(2)				0	1,083,038	1,407,949				649,615
	3/1/2007	Restricted Stk Units(3)							10,410			447,704
	3/1/2007	Stock Options(4)								42,746	45.850	595,238
M. L. Howell		Annual IC(1)	0	341,250	682,500
	3/1/2007	PSUs(2)				0	1,083,038	1,407,949				649,615
	3/1/2007	Restricted Stk Units(3)							10,410			447,704
	3/1/2007	Stock Options(4)								42,746	45.850	595,238
T. O'Donnell		Annual IC(1)	0	341,250	682,500
	3/1/2007	PSUs(2)				0	1,083,038	1,407,949				649,615
	3/1/2007	Restricted Stk Units(3)							10,410			447,704
	3/1/2007	Stock Options(4)								42,746	45.850	595,238

1)
The amounts shown in this row refer to awards made under the Annual Incentive Compensation Plan for Textron Employees, which is an incentive plan designed to reward the achievement of annual performance goals. The performance metrics and methodology for calculating payments are described in the CD&A.

2)
The amounts shown in this row refer to PSU grants, which are performance-based long-term grants of share units, generally paid in cash, designed to reward the achievement of specified goals over a three fiscal-year performance period. The performance metrics and methodology for calculating payments are described in the CD&A. Grants in 2007 pursuant to the Performance Share Unit Plan for Textron Employees were as follows: Mr. Campbell, 70,380 PSUs; Mr. French, 21,996 PSUs; Mr. Butler, Ms. Howell, and Mr. O'Donnell, 15,122 PSUs each. The "target" amount is based on the number of shares granted times the fiscal year-end share price of $71.62 (assuming 100% earned). The "maximum" that can be paid per the plan design is 130% of the shares granted.

3)
The amounts shown in this row represent the number of restricted stock units granted to each executive in 2007 pursuant to the 1999 Long-Term Incentive Plan. All annual grants of restricted stock units vest ratably over five years, beginning on the third anniversary of the date of grant.

4)
The amounts in this row represent the number of stock options granted to each executive in 2007 pursuant to the 1999 Long-Term Incentive Plan. All annual grants of stock options vest ratably over three years beginning on the first anniversary of the date of grant. The exercise price for stock option grants is equal to the closing price on the grant date.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table sets forth information with respect to the NEOs, concerning unexercised options, stock that has not vested, and equity incentive plan awards as of the end of our 2007 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date
L.B. Campbell	7/1/1998	84,000	0	36.39063	7/1/2008
	12/10/1998	200,000	0	37.46875	12/10/2008
	12/15/1999	150,000	0	36.51563	12/15/2009
	12/13/2000	145,614	0	22.78125	12/13/2010
	1/15/2003	97,732	0	22.04250	1/15/2013
	2/12/2004	78,200	0	28.21500	2/12/2014
	2/23/2005	40,174	20,086	38.28750	2/23/2015
	3/1/2006	15,844	31,684	43.97500	3/1/2016
	3/1/2007	0	198,956	45.85000	3/1/2017
T.R. French	12/22/2000	120,000	0	21.57815	12/22/2010
	1/15/2003	72,000	0	22.04250	1/15/2013
	2/12/2004	58,200	0	28.21500	2/12/2014
	2/23/2005	37,054	18,526	38.28750	2/23/2015
	3/1/2006	16,050	32,100	43.97500	3/1/2016
	3/1/2007	0	62,178	45.85000	3/1/2017
J.D. Butler	12/10/1998	2,668	0	37.46875	12/10/2008
	12/15/1999	2,738	0	36.51563	12/15/2009
	12/13/2000	4,388	0	22.78125	12/13/2010
	1/15/2002	4,884	0	20.47500	1/15/2012
	1/15/2003	4,536	0	22.04250	1/15/2013
	2/12/2004	3,544	0	28.21500	2/12/2014
	2/23/2005	25,508	12,752	38.28750	2/23/2015
	3/1/2006	11,050	22,096	43.97500	3/1/2016
	3/1/2007	0	42,746	45.85000	3/1/2017
M.L. Howell	12/10/1998	2,668	0	37.46875	12/10/2008
	12/15/1999	2,738	0	36.51563	12/15/2009
	12/13/2000	4,388	0	22.78125	12/13/2010
	1/15/2002	4,884	0	20.47500	1/15/2012
	1/15/2003	4,536	0	22.04250	1/15/2013
	2/12/2004	3,544	0	28.21500	2/12/2014
	2/23/2005	25,508	12,752	38.28750	2/23/2015
	3/1/2006	11,050	22,096	43.97500	3/1/2016
	3/1/2007	0	42,746	45.85000	3/1/2017
T. O'Donnell	1/15/2003	53,464	0	22.04250	1/15/2013
	2/12/2004	41,856	0	28.21500	2/12/2014
	2/23/2005	25,508	12,752	38.28750	2/23/2015
	3/1/2006	11,050	22,096	43.97500	3/1/2016
	3/1/2007	0	42,746	45.85000	3/1/2017

Outstanding Equity Awards at Fiscal Year-End (continued)

	Stock Awards
Name	Type of Stock Award (3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (5)
L.B. Campbell	PSU	2007			70,380	$5,040,616
	RSU	2007	48,454	$3,470,275
	RSU	2006	40,478	2,899,034
	PSU	2006			148,680	10,648,462
	RSU	2005	40,180	2,877,692
	RSU	2004	34,400	2,463,728
	RSU	2003	22,000	1,575,640
	RA	2001	120,000	8,594,400
T.R. French	PSU	2007			21,996	1,575,354
	RSU	2007	15,142	1,084,470
	RSU	2006	15,378	1,101,372
	PSU	2006			31,164	2,231,966
	RSU	2005	13,900	995,518
	RSU	2004	12,932	926,190
	RSU	2003	8,000	572,960
J.D. Butler	PSU	2007			15,122	1,083,038
	RSU	2007	10,410	745,564
	RSU	2006	10,586	758,169
	PSU	2006			21,452	1,536,392
	RSU	2005	9,560	684,687
	RSU	2004	7,332	525,118
	RSU	2003	4,668	334,322
M.L. Howell	PSU	2007			15,122	1,083,038
	RSU	2007	10,410	745,564
	RSU	2006	10,586	758,169
	PSU	2006			21,452	1,536,392
	RSU	2005	9,560	684,687
	RSU	2004	7,332	525,118
	RSU	2003	4,668	334,322
T. O'Donnell	PSU	2007			15,122	1,083,038
	RSU	2007	10,410	745,564
	RSU	2006	10,586	758,169
	PSU	2006			21,452	1,536,392
	RSU	2005	9,560	684,687
	RSU	2004	7,332	525,118
	RSU	2003	4,668	334,322

1)
Stock option awards, since 2004, vest ratably over three years beginning on the one-year anniversary of the date of grant. Prior to that, vesting occurred over a two-year period. The Board of Directors approved the change to more closely align Textron practice with market practice.

2)
In January 2007, the Board of Directors approved a change in determining the exercise price of stock options to be the closing price on the date of grant. For grants prior to 2007, per the procedures described in the 1999 Long-Term Incentive Plan, the exercise price for these grants was equal to the average of the high and low trading prices on the grant date.

3)
The following types of stock awards are shown in this table:

(i)
"PSU" refers to performance share units. These units reward achievement of long-term goals, typically vesting at the end of the third fiscal year. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.

  (ii)
  "RSU" refers to restricted stock units. RSUs vest ratably over three years beginning on the third anniversary of the date of grant. Upon vesting, common stock will be issued to the executive, provided that the RSUs issued in 2003 will be settled in cash based on the average closing prices of the first ten trading days following the vesting date.

  (iii)
  "RA" refers to retention awards. Retention awards may be granted periodically to selected individuals to encourage retention of critical talent. The vesting period varies by award, depending on the circumstances related to each grant, but typically occurs over a two to five year period. Mr. Campbell's retention award grants are in the form of restricted stock, which accrue dividend equivalent share units during the vesting period. Upon vesting, all shares convert to restricted share units provided that at that time, he meets his share ownership requirement of five times base salary. If so, the award is settled in cash and valued at the average of the high and low trading prices on the date of vesting.

4)
The market value of restricted stock units and retention awards that have not vested as of December 29, 2007 was calculated using the fiscal year-end closing share price of $71.62 multiplied by the number of unvested shares or share units as of that date. Restricted stock unit awards granted in 2007 vest in 1/3 increments in March 2010, 2011, and 2012. Restricted stock unit awards granted in 2006 vest in 1/3 increments in March 2009, 2010, and 2011. Restricted stock unit awards granted in 2005 vest in 1/3 increments in February 2008, 2009, and 2010. Restricted stock unit awards granted in 2004 vest in 1/3 increments beginning in February 2007, with the remaining two tranches vesting in 2008 and 2009. Restricted stock unit awards granted in 2003 vested in 1/3 increments beginning in January 2006, with the last tranche vesting in January 2008.

  The 120,000 remaining shares of Mr. Campbell's retention award will continue to vest according to the following schedule: 60,000 shares per year in May 2008 and May 2011.

5)
The market value of performance share units that have not vested as of year-end 2007 was calculated using the fiscal year-end closing share price of $71.62 multiplied by the number of unvested shares or share units assuming 100% of share units are earned. Performance share units granted in 2006 vest, to the extent earned, on January 3, 2009. Performance share units granted in 2007 vest, to the extent earned, on January 2, 2010.

Option Exercises and Stock Vested in Fiscal 2007

        The following table provides information concerning each exercise of stock options and each vesting of stock, including performance share units, restricted stock units and similar instruments, during Textron's 2007 fiscal year for each NEO.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Type of Equity Award (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
L.B. Campbell	1997	86,000	$2,549,799	PSU	185,691	$11,847,457
				RSU	22,000	1,049,785
				RSU	17,200	828,051
				RA	69,769	3,658,495
T.R. French	2000	20,000	1,027,571	PSU	35,420	2,259,835
	2002	120,000	3,277,500	RSU	8,000	381,740
				RSU	6,468	311,386
J.D. Butler	1998	35,332	400,621	PSU	24,378	1,555,365
	1999	43,262	642,522	RSU	4,666	222,650
	2004	41,856	861,920	RSU	3,668	176,587
				RA	10,000	570,540
M.L. Howell	1997	3,176	107,907	PSU	24,378	1,555,365
	1998	33,332	449,190	RSU	4,666	222,650
	1999	41,262	595,385	RSU	3,668	176,587
	2004	41,856	951,387	RA	10,000	589,400
T. O'Donnell	2000	36,184	1,500,799	PSU	24,378	1,555,365
	2002	95,116	2,927,433	RSU	4,666	222,650
	2004	3,544	80,865	RSU	3,668	176,587

1)
The amounts shown in this column were calculated using the spread between the market price of the shares on the date of exercise minus the option exercise price, multiplied by the number of options exercised.

2)
"PSU" refers to performance share units. These units reward achievement of long-term goals, typically vesting over a three fiscal year period. They are settled in cash and valued based on the average closing price of the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.

"RSU" refers to restricted stock units. RSUs vest ratably over three years beginning on the three-year anniversary of the date of grant. RSUs settled in cash are valued based on the average closing prices of the first ten trading days following the vesting date. RSUs settled in stock are valued based on the closing price on the vesting date.

"RA" refers to retention awards. Retention awards may be granted periodically to selected individuals to encourage retention of critical talent. The vesting period varies by award depending on the circumstances related to each grant, but typically occurs over a two to five year period. For Mr. Butler and Ms. Howell, the award was settled in cash within 30 days of the vesting date and valued based on the average closing price of the first ten trading days following the vesting date. Mr. Campbell's retention award grants are in the form of restricted stock, which accrue dividend equivalent share units during the vesting period. Upon vesting, all shares convert to restricted stock units provided that at that time, he meets his share ownership requirement of five times base salary. If so, the award is settled in cash and valued at the average of the high and low trading prices on the date of vesting.

3)
This column includes the number of shares that vested in 2007 per the terms of individual PSU, RSU, or RA grants. For retention awards, these values include dividend equivalent share units for Mr. Campbell. PSUs are paid in cash based upon the number of share equivalents earned, which was determined by the Board of Directors based on actual performance against pre-specified goals.

4)
Valuation methodology is described above in footnote 2.

Pension Benefits in Fiscal 2007

        The table below sets forth information on the pension benefits for the NEOs under each of the following pension plans:

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit ($)
L.B. Campbell	TRP	15.25		$811,615
	SPP	15.25		23,935,678
	SRP	N/A	(1)	25,176,676

	Total			$49,923,969
T.R. French	TRP	7.00		$123,821
	SPP	7.00		1,440,256
	SRP	N/A	(1)	5,880,342

	Total			$7,444,419
J.D. Butler	TRP	10.50		$357,886
	SPP	10.50		2,551,955
	SRP	N/A	(1)	6,636,821

	Total			$9,546,662
M.L. Howell	TRP	27.42		$900,003
	SPP	27.42		4,824,374
	SRP	N/A	(1)	1,496,709

	Total			$7,221,086
T. O'Donnell	TRP	7.75		$277,474
	SPP	7.75		2,283,873
	SRP	N/A	(1)	8,505,607

	Total			$11,066,954

(1)
Benefits under the SRP are not based upon years of service but are based upon age.

        The Plan Names and a brief description of each are as follows:

TRP: Textron Retirement Program

        Effective January 1, 2007, Textron consolidated its retirement benefits for U.S. salaried and eligible bargained employees into a single program, the Textron Retirement Program. The Program is designed to be a "floor-offset" arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service, and annual compensation. The second is a new defined contribution benefit called the Textron Inc. Retirement Account Plan. The traditional plan design formula is slightly different than the prior plan as it is no longer integrated with social security. The benefit provided to the participant will be the greater of the traditional pension benefit or the value provided by the Retirement Account Plan. Transition rules between the prior plan design and the new plan design provide that participants who meet certain rules will be grandfathered. This means that their benefit will be calculated under the prior pension formula as well as the new Textron Retirement Program and they will receive the larger amount of the two. All NEOs meet the grandfathering rules. The Pension Plans are funded, and the retirement program is tax qualified.

        Benefits under the new defined pension formula are based on one and one-third percent of eligible compensation. Benefits under the prior formula are based on a one percent annual benefit for compensation up to the "covered compensation" level ($42,362 in 2007), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. "Eligible Compensation" includes base salary plus annual incentive payments in a given year, up to the 401(a)(17) limit ($225,000 in 2007). The benefit formula is calculated based on eligible employees' highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the Plan, the accumulated benefit earned during an employee's career is payable in monthly installments after retirement. While the normal retirement age under the Plan is 65, eligible grandfathered employees can earn an unreduced benefit upon attainment of age 62. Eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. As of December 31, 2007, Mr. O'Donnell qualified for an unreduced benefit, while Mr. Campbell, Mr. Butler and Ms. Howell qualified for a reduced benefit due to their age and service to Textron.

        Under the Retirement Account Plan, Textron makes annual contributions to a participant's account equal to 2% of eligible compensation up to the 401(a)(17) limit ($225,000 in 2007), and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an annuity upon termination of employment at any age. The value of any distribution from the Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

SPP: Spillover Pension Plan

        In 2007, the Supplemental Benefits Plan was amended and renamed the Spillover Pension Plan. Although there are some design changes, the changes do not impact the NEOs. Federal law limits the annual amount that tax-qualified pension plans may pay. Textron maintains this unfunded Plan to compensate certain Textron executives for pension benefits that would have been earned but for these limitations. The formula for the Spillover Pension Plan is the same as the formula for the defined benefit portion of the qualified plan. Eligible compensation components include base salary, annual incentive compensation earned in a given year (paid in a given year, after 2006), and for certain eligible participants, including the current NEOs, performance share unit payments. The amount included in the formula equals the total of these components (whether or not deferred), less the 401(a)(17) limit noted above ($225,000 in 2007). Benefits under this Plan also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the Textron Retirement Program. This Plan is unfunded and not qualified for tax purposes.

SRP: Supplemental Retirement Plan

        Certain executives, as approved individually by the Organization and Compensation Committee, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Each NEO is a participant in this Plan, which is unfunded and not qualified for tax purposes.

        Under this plan, participating executives are entitled to receive a pension benefit equal to 50% of their highest consecutive five years of eligible earnings at age 65, reduced by any amounts to which they are entitled under the Textron plans described above and those of any prior employer. The definition of eligible compensation for purposes of calculating a benefit under the SRP is the same as the definition of eligible compensation under the Spillover Pension Plan as described above, except that eligible compensation under the SRP excludes performance share units awarded after 2005 for all NEOs except Mr. French.

        A reduced benefit of between 25% and 45% of their highest consecutive five-year average compensation is earned under this Plan for retirement at the ages of 60 to 64, respectively. Mr. Campbell's contract provides an unreduced benefit at age 62, with initial eligibility at age 59. As of December 31, 2007, Messrs. Campbell, Butler and O'Donnell would qualify to receive a benefit under this plan.

Nonqualified Deferred Compensation

        The table below shows the deferred compensation activity for each NEO during 2007 under non-qualified deferred compensation plans maintained by Textron. Additional details regarding the Deferred Income Plan for Textron Executives can be found in the CD&A.

        Deferred Income Plan for Textron Executives:    NEOs deferring compensation into this Plan have forgone current compensation in exchange for an unsecured promise from the company to pay the deferred amount after employment ends. The "principal' amount that is deferred can be credited with either a bond rate or a rate of return that tracks Textron stock, including dividend equivalents, based upon the elections made annually by each NEO.

        Textron Spillover Savings Plan:    This Plan makes up for forgone company match into the tax-qualified Textron Savings Plan because of federal compensation limits, and as a result of deferring income under the Deferred Income Plan for Textron Executives (DIP). NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the 401(a)(17) limit ($225,000 in 2007) due to federal limits. Contributions under the Spillover Savings Plan are in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents, which are reinvested into stock units.

        Textron Supplemental Profit Sharing Plan:    This Plan was closed to new participants, effective December 1993, and contributions ceased in 1999. This was a make-up plan for Textron contributions to a qualified profit sharing plan that were subject to limits imposed by law. The unfunded book-entry accounts reflect an interest account and Textron stock units which earn dividends, which are reinvested into stock units.

Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
L.B. Campbell	Deferred Income Plan	$0	$0	$1,836,375	$5,171,624
	Spillover Savings Plan	0	43,750	509,914	1,455,268
	Suppl Profit Sharing Plan	0	0	208,325	586,687

	Total	$0	$43,750	$2,554,614	$7,213,579
T.R. French	Deferred Income Plan	0	0	123,745	$940,389
	Spillover Savings Plan	0	23,750	112,924	328,464
	Suppl Profit Sharing Plan	0	0	0	0

	Total	$0	$23,750	$236,669	$1,268,853
J.D. Butler	Deferred Income Plan	3,017,200	0	3,248,577	$17,993,071
	Spillover Savings Plan	0	16,750	114,685	330,343
	Suppl Profit Sharing Plan	0	0	0	0

	Total	$3,017,200	$16,750	$3,363,262	$18,323,414
M.L. Howell	Deferred Income Plan	1,896,094	0	2,906,984	$14,346,840
	Spillover Savings Plan	0	15,000	263,395	748,373
	Suppl Profit Sharing Plan	0	0	626,905	2,092,470

	Total	$1,896,094	$15,000	$3,797,284	$17,187,683
T. O'Donnell	Deferred Income Plan	2,571,488	157,465	2,408,835	$13,967,449
	Spillover Savings Plan	0	15,000	83,071	240,543
	Suppl Profit Sharing Plan	0	0	0	0

	Total	$2,571,488	$172,465	$2,491,906	$14,207,992

1)
The amounts shown in this column include elective deferrals into the DIP. Executives who choose to voluntarily defer a portion of their income into the DIP have reduced their cash compensation in the year of payment in exchange for an unsecured promise by the company to pay the principal and any earnings to the executive upon the executive's termination. The Plan provides certain distribution elections to receive DIP balances upon termination, but in no case can distributions begin until six months have elapsed since the end of the executive's employment (in accordance with Section 409A). DIP amounts reported in this column that are also reported as 2007 compensation in the Summary Compensation Table consist of $131,248 of salary that Mr. O'Donnell elected to defer.

2)
The amounts shown in this column include contributions made by Textron into each executive's notional deferred income account in 2007. As per plan provisions, Textron provides a 10% match on any voluntary deferral into the Textron stock unit account. These amounts also include contributions to the Spillover Savings Plan (SSP), which are also reported in the "All Other Compensation" column in the Summary Compensation table.

For Mr. O'Donnell, this amount also includes a contribution of $157,465, per an amendment to his employment agreement in 2006. This contribution was made in order to compensate Mr. O'Donnell for a reduction in his calculated Supplemental Retirement Benefit.

3)
DIP participants may elect to make their deferrals into either a stock unit account or a Moody's-based interest bearing account. The stock unit account replicates the return on investment for a share of Common Stock, including reinvested dividends. This investment approximated the same rate of return as would have been received by any investor in Textron stock.

The earnings in this column include interest earned on the Moody's account and dividends earned and unrealized share price appreciation in the stock unit account. The amounts which are attributable to unrealized share price appreciation are as follows: $1,775,706 in the DIP, $493,060 in the SSP, and $201,442 in the Supplemental Profit Sharing Plan (SPSP) for Mr. Campbell;

  $75,329 in the DIP and $109,189 in the SSP for Mr. French; $2,583,935 in the DIP and $110,893 in the SSP for Mr. Butler; $2,333,310 in the DIP, $254,691 in the SSP, and $602,206 in the SPSP for Ms. Howell; and $1,846,471 in the DIP and $80,324 in the SSP for Mr. O'Donnell.

The interest rates applicable to the Moody's account are either the Moody's Rate or a "Moody's Plus" rate. The Moody's rate is the average Moody's Corporate Bond Yield Index as published by Moody's Investors Service, Inc. The compounded Moody's yield for 2007 was 6.25%, which was applied to all deferrals made subsequent to December 31, 2001.

For deferrals made prior to January 1988, the rate will be either the Moody's rate plus 3%, but not less than 11%, (the "Moody's Plus" rate) and for deferrals made from January 1988 through December 2001, the rate will be either the Moody's rate plus 2%, but not less than 10%, (the "Moody's Plus" rate), or the Moody's rate, but not less than 8%. The applicable rates depend on the circumstances under which Textron employment ends, as detailed below.

Per the Plan document, the earnings on the Moody's account balance will be credited using the Moody's Plus rate if Textron employment ends (1) at or after age 62 (other than for less than acceptable performance or by reason of death); (2) as a result of total disability as defined under the Textron Master Retirement Plan; or (3) under other circumstances approved in writing by Textron's Chief Executive Officer and Chief Human Resources Officer.

To the extent the credited rate exceeds 120% of the long-term Applicable Federal Rate, such earnings are considered "above-market earnings"; in this case, the amount of these earnings that are considered above-market are also reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table. The amount of above-market interest attributable to each executive is as follows: $5,584 for Mr. French, $27,756 for Mr. Butler, $84,420 for Ms. Howell and $37,055 for Mr. O'Donnell.

4)
For Mr. Butler and Mr. O'Donnell, the balances in this column include deferrals of $342,930 and $452,745, respectively, which were previously reported as 2006 compensation in the Summary Compensation Table.

Compensation Arrangements Relating to Termination of Employment

        The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive's employment had terminated on December 28, 2007, the last business day of Textron's 2007 fiscal year, given the named executive's compensation and service levels as of such date and, if applicable, based on the company's closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits under then-exercisable stock options, benefits generally available to salaried employees, such as distributions under the company's 401(k) plan and pension plan, and previously accrued and vested benefits under the company's nonqualified deferred compensation plans, as described in the tables above. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate. The actual amounts that would be paid upon a NEO's termination of employment can be determined only at the time of such executive's separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price and the executive's age.

        The NEOs have employment contracts with Textron that provide for a three-year initial term, with successive one-year renewal provisions. Also, the contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection, subject to certain conditions, for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the contracts. As permitted by his employment contract with Textron, Mr. O'Donnell remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O'Donnell does not receive any share in firm income resulting from services provided by the firm to Textron. The Nominating and Corporate Governance Committee annually reviews Textron's relationship with Williams & Connolly.

        On February 26, 2008, Textron and each of the NEOs entered into Amended and Restated Employment Agreements, amending the existing employment contracts. The information provided in this section is provided as if these Amended and Restated Employment Agreements had been in effect at 2007 year-end. The Amended and Restated Employment Agreements altered the agreements to be compliant with Section 409A and to conform to best practices in the industry with respect to key terms.

        The discussion and tables below relate to compensation to NEOs in the event of the following possible termination scenarios—voluntary, for cause, not for cause, change in control, death, disability or retirement. Each termination scenario results in varying levels of compensation that would be due to the executive upon termination. The values of stock-based elements in the commentary and tables below are based on the 2007 fiscal year-end closing price of $71.62 per common share. For purposes of determining early retirement eligibility for pro-rata vesting of long-term incentive grants, "early retirement" is defined as the attainment of one of the following conditions, per the Textron Master Retirement Plan (qualified pension plan): (1) age 60; (2) 20 years of service to Textron; or (3) age 55 with at least 10 years of service to Textron.

        Payments Made Upon a Voluntary Termination by an Executive.    Voluntary termination occurs when the NEO leaves the company at his or her own will (e.g., voluntary resignation). Upon a voluntary termination executives are entitled only to their accrued obligations. Additionally, those executives that are early-retirement eligible as of December 28, 2007 (Mr. Campbell, Ms. Howell, Mr. Butler and Mr. O'Donnell) would be entitled to the following:

  •
  Treatment of Equity Awards:

  •
  Outstanding restricted stock units and performance share units will be subject to pro-rata vesting acceleration through the termination date (although payments under performance share units would be based on actual performance)

  •
  Mr. Campbell's outstanding retention award will be subject to pro-rata vesting acceleration through the termination date

  •
  Unvested stock options shall continue to vest per their normal vesting schedule for a period of 36 months after termination

        Payments Made Upon a Termination "for Cause" by the Company.    A "for cause" termination occurs when an NEO is separated from Textron after engaging in one or more activities specified in the NEO's employment contract, including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the company's Business Conduct Guidelines, or breach of the NEO's fiduciary duties, in each case, that results in material harm to Textron, or (iv) any other material breach of the employment contract. Upon a termination "for cause," executives are entitled only to their accrued obligations.

        Payments Made Upon a "Not for Cause" Termination by the Company or by an Executive for "Good Reason."    A "not for cause" termination (also called "involuntary termination"), occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a "for cause" situation, or at the initiation of the executive for "Good Reason." Under each of the NEO's employment contracts, "Good Reason" generally means the occurrence of one or more of the following: (i) the assignment to the NEO of duties that are materially inconsistent with his or her position, (ii) the material reduction of the NEO's position (including, for purposes of the employment contracts with Mr. Campbell, Mr. French and Mr. O'Donnell, as a result of Textron having become a subsidiary of another entity and the executive no longer serving in his or her current position for the ultimate parent entity), (iii) the forced relocation of the NEO's principal office, (iv) a reduction in the NEO's salary or other benefits, (v) the failure of the company to deliver to the employee a satisfactory written agreement from any successor to the company to assume and agree to perform under the employment contract, or (vi) other material breach of the employment contract. Upon a termination "not for cause," executives are entitled to their accrued obligations as well as the following:

  •
  Cash Severance Benefit Comprised of:

  •
  Two times (two and one half times for Ms. Howell) the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation or (b) for Mr. Campbell and Mr. Butler, the average annual cash incentive compensation earned during the last three fiscal years, for Ms. Howell, the highest annual cash incentive compensation earned during the last three fiscal years, or for Mr. French and Mr. O'Donnell, an amount equivalent to the annual cash incentive compensation for the prior fiscal year

  •
  A pro-rated annual cash incentive compensation payment (based on actual performance) for the year of termination

  •
  For Mr. Campbell, full payout of his special performance bonus

  •
  Treatment of Equity Awards (including any early retirement benefits described above for those eligible individuals):

  •
  Outstanding restricted stock units (i) for Mr. Campbell, Mr. O'Donnell, Mr. Butler and Ms. Howell, will be subject to pro-rata vesting acceleration through the termination date, and (ii) for Mr. French will be subject to full vesting acceleration for that portion of the awards that would have vested within two years after termination

  •
  Unvested stock options for all NEOs other than Mr. O'Donnell will be subject to full vesting acceleration for that portion of the awards that would have vested within two years (two and one half years for Ms. Howell) after termination

  •
  To the extent not accelerated as provided above, unvested stock options for all NEOs other than Mr. French will continue to vest per their normal vesting schedule for a period of 36 months after termination because they are all eligible for early retirement

  •
  Performance share units will be subject to pro-rata vesting through the termination date for Mr. Campbell, Mr. O'Donnell and Mr. Butler, and subject to full vesting acceleration, based on actual results, for Ms. Howell and Mr. French

  •
  Mr. Campbell's outstanding retention award will be subject to pro-rata vesting acceleration through the termination date

  •
  Mr. French will receive a cash payment of the economic value of all outstanding stock options that are exercisable for less than two and three-quarters years after termination

  •
  Enhanced Benefits Under Pension and Nonqualified Deferred Compensation Plans:

  •
  For each NEO other than Mr. French and Mr. O'Donnell, credit for an additional two and one half years of age and service and compensation under all defined benefit-type retirement plans (including the Supplemental Retirement Plan and Spillover Pension Plan)

  •
  Accounts in the Deferred Income Plan will be subject to full vesting acceleration, other than for Mr. O'Donnell, who will instead receive an additional contribution of $157,465 to the Deferred Income Plan if his termination occurs before 2009

  •
  A payment equal to two times (two and one half times for Ms. Howell) the amount of maximum company annual contribution or match to any defined contribution-type plan in which the executive participates (other than for Mr. French and Mr. O'Donnell)

  •
  Ms. Howell and Mr. Butler would also be entitled to enhanced early retirement benefits under the Supplemental Retirement Plan

  •
  Continuation of Insurance Coverage:

  •
  Continued coverage (or the cash equivalent thereof) for two years (two and one half years for Ms. Howell) under the company's term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the survivor benefit, accidental death and dismemberment insurance and dependant life insurance plans (other than for Mr. O'Donnell)

  •
  Coverage under retiree health and welfare plans on the same terms that apply to other salaried retirees (Mr. French will also receive two years of additional service credit for purposes of the company's retiree health and retiree life insurance plans; if Mr. French is not eligible for retiree health (with the additional years of service), the company will pay his COBRA coverage for 18 months) (Mr. O'Donnell is entitled to company paid COBRA coverage for 18 months)

        Payments Made Upon a Termination in Connection with a "Change in Control."    A "change in control" termination would occur if an NEO experiences a "not for cause" termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. For purposes of each of the NEO's employment contracts, a "change in control" generally means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of the Textron's then outstanding voting stock, (ii) a majority of the members of Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the Textron's voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) stockholder approval of an agreement for the sale or disposition of all or substantially all of Textron's assets or a plan of complete liquidation. In addition, for purposes of Mr. French's employment contract, any voluntary resignation by Mr. French during the 30-day period following the first anniversary of a change in control will also be treated as if a "change in control" termination had occurred. Upon a termination in connection with a "change in control," executives are entitled to their accrued obligations as well as the following:

  •
  Cash Severance Benefit Comprised of:

  •
  Three times base salary

  •
  Pro-rated portion of the greater of the termination year target annual cash incentive compensation or the prior year annual cash incentive compensation

    •
    Three times the greater of the highest annual cash incentive compensation (or the average annual cash incentive compensation for Mr. Campbell and Mr. Butler) over the three years prior to the earlier of the change of control or the termination, or the termination year target annual cash incentive compensation

    •
    For Mr. Campbell, full payout of his special performance bonus

  •
  Treatment of Equity Awards:

  •
  Outstanding unvested stock options, performance share units and restricted stock units for each of the NEOs, as well as Mr. Campbell's retention grant, will be subject to immediate and full vesting acceleration as of the termination date

  •
  Mr. French would be entitled to cash payment of the economic value of all outstanding stock options that are exercisable for less than three years after termination

  •
  Enhanced Benefits Under Pension and Nonqualified Deferred Compensation Plans:

  •
  Credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the Supplemental Retirement Plan and Spillover Pension Plan)

  •
  A payment equal to three times the amount of maximum company annual contribution or match to any defined contribution-type plan in which the executive participates

  •
  Ms. Howell and Mr. Butler would also be entitled to enhanced early retirement benefits under the Supplemental Retirement Plan

  •
  Mr. O'Donnell will also receive an additional contribution of $157,465 to the Deferred Income Plan if his termination occurs before 2009

  •
  Continuation of Insurance Coverage:

  •
  Continued coverage (or the cash equivalent thereof) for three years under the company's term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the survivor benefit, accidental death and dismemberment insurance and dependent life insurance plans

  •
  Coverage under the company's retiree health and welfare plans on the same terms that apply to other salaried retirees (Mr. French will also receive three years of additional service credit for purposes of the company's retiree health and retiree life insurance)

  •
  Additional Perquisites.  Outplacement assistance for up to one year following termination

  •
  Tax Gross-Up Payment.  Subject to certain conditions, the company would gross-up severance payments to cover the executive's excise taxes determined in accordance with Section 280G of the Internal Revenue Code.

        Payments Made Upon a Termination in Connection with Death, Disability or Retirement.    Upon a termination in connection with death, disability (as defined in each NEO's employment agreement) or due to his or her retirement at or after the executive's attainment of age 65, executives are entitled to their accrued obligations as well as the following:

  •
  Cash Severance Benefit Comprised of:

  •
  For Mr. Campbell, payout of his special performance bonus

  •
  For Mr. French, upon a termination for death or retirement, a pro-rata portion of his annual cash incentive compensation for the year of termination (if applicable corporate performance goals are achieved), and, upon a termination due to disability, a pro-rata portion of his prior year's annual cash incentive compensation

    •
    For Ms. Howell or Mr. Butler, upon a termination due to disability, a payment equal to three times their target annual cash incentive compensation for the termination year and continued base salary (reduced by disability benefits) for two and one half years (two years in the case of Mr. Butler)

    •
    For Mr. O'Donnell, upon a termination due to disability before becoming eligible for the company's disability benefits program, base salary continuation during the period from termination until he becomes eligible for such benefits

  •
  Treatment of Equity Awards:

  •
  For Mr. French, stock options and restricted stock units would be subject to full vesting acceleration as of the termination date

  •
  For Ms. Howell and Mr. Butler, upon a termination due to disability, outstanding equity awards would be treated the same as if the executive had been terminated without cause (described above)

  •
  Enhanced Benefits Under Pension and Nonqualified Deferred Compensation Plans.  Ms. Howell and Mr. Butler would receive the same benefits following termination due to disability as they would for termination without cause (described above), and would receive enhanced early retirement benefits upon their death.

  •
  Continuation of Insurance Coverage.  Ms. Howell and Mr. Butler would receive the same benefits following termination due to disability as they would for termination without cause (described above). Mr. French would be entitled to company-paid health care continuation coverage for 18 months following termination due to disability, death or retirement.

        The following tables show potential payment to our NEOs under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment of each of our NEOs, assuming the termination date to be December 28, 2007, and where applicable using the closing price of our common stock of $71.62 (as reported on the NYSE on December 28, 2007, the last trading day of our fiscal year).

Mr. Campbell

Type of Compensation	Voluntary(1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$2,500,000	$2,500,000	$0	$11,215,102	$14,472,653
RSU settled in stock and unvested options	13,115,521	13,115,521	13,115,521	0	13,115,521	18,383,246
Cash settlement of PSU cycles in progress(2)	11,318,842	11,318,842	11,318,842	0	11,318,842	18,228,740
Retention grants and RSU settled in cash	8,721,327	8,721,327	8,721,327	0	8,721,327	10,170,040
Cash settlement of Deferred Income Plan	5,171,624	5,171,624	5,171,624	5,171,624	5,171,624	5,171,624
Pension benefit(3)	41,085,280	40,215,989	21,702,804	41,085,280	51,356,600	48,729,699
Savings Plan benefit	3,426,159	3,426,159	3,426,159	3,426,159	3,536,153	3,591,150
Continuation of insurance coverage	0	0	0	0	10,503	15,754
Other benefits and perquisites(4)	0	709,291	3,300,000	0	0	121,230
Tax gross-up	0	0	0	0	0	24,718,732

Sub-Total	$82,838,753	$85,178,753	$69,256,277	$49,683,063	$104,445,672	$143,602,868

Less: accumulated deferred income plan and vested pension and savings plan benefits	(49,683,063)	(49,683,063)	(49,683,063)	(49,683,063)	(49,683,063)	(49,683,063)

Amount Triggered due to Termination	$33,155,690	$35,495,690	$19,573,214	$0	$54,762,609	$93,919,805

Mr. French

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$1,050,000	$1,050,000	$0	$4,550,000	$6,300,000
RSU settled in stock and unvested options	0	7,214,895	7,214,895	0	21,504,596	24,718,834
Cash settlement of PSU cycles in progress(2)	0	2,587,617	2,587,617	0	4,861,295	3,807,319
RSU settled in cash	0	572,960	572,960	0	572,960	572,960
Cash settlement of Deferred Income Plan	928,940	928,940	928,940	928,940	940,389	940,389
Pension benefit(3)	2,156,115	4,249,433	964,381	2,156,115	2,156,115	14,757,958
Savings Plan benefit	726,696	726,696	726,696	726,696	726,696	831,284
Continuation of insurance coverage	0	14,753	14,753	0	7,259	10,889
Other benefits and perquisites(4)	0	297,641	2,100,000	0	0	95,348
Tax gross-up	0	0	0	0	0	20,715,914

Sub-Total	$3,811,751	$17,642,935	$16,160,242	$3,811,751	$35,319,310	$72,750,895

Less: accumulated deferred income plan and vested pension and savings plan benefits	(3,811,751)	(3,811,751)	(3,811,751)	(3,811,751)	(3,811,751)	(3,811,751)

Amount Triggered due to Termination	$0	$13,831,184	$12,348,491	$0	$31,507,559	$68,939,144

Mr. Butler

Type of Compensation	Voluntary (1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$2,212,000	$0	$0	$3,275,906	$4,549,860
RSU settled in stock and unvested options	3,632,018	3,632,018	3,632,018	0	3,632,018	4,851,098
Cash settlement of PSU cycles in progress(2)	1,780,640	1,780,640	1,780,640	0	1,780,640	3,014,795
RSU settled in cash	328,656	328,656	328,656	0	328,656	334,227
Cash settlement of Deferred Income Plan	17,993,071	17,993,071	17,993,071	17,993,071	17,993,071	17,993,071
Pension benefit(3)	6,845,145	14,226,109	6,719,964	6,845,145	14,728,308	13,585,310
Savings Plan benefit	984,858	984,858	984,858	984,858	1,040,852	1,068,849
Continuation of insurance coverage	0	6,124	0	0	6,124	9,186
Other benefits and perquisites(4)	0	340,681	1,680,000	0	0	89,863
Tax gross-up	0	0	0	0	0	7,346,093

Sub-Total	$31,564,388	$41,504,157	$33,119,207	$25,823,074	$42,785,575	$52,842,352

Less: accumulated deferred income plan and vested pension and savings plan benefits	(25,823,074)	(25,823,074)	(25,823,074)	(25,823,074)	(25,823,074)	(25,823,074)

Amount Triggered due to Termination	$5,741,314	$15,681,083	$7,296,133	$0	$16,962,501	$27,019,278

Ms. Howell

Type of Compensation	Voluntary(1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$2,336,250	$0	$0	$3,701,250	$4,305,000
RSU settled in stock and unvested options	3,632,018	3,632,018	3,632,018	0	3,632,018	4,851,098
Cash settlement of PSU cycles in progress(2)	1,780,640	1,780,640	1,780,640	0	3,344,609	3,405,259
RSU settled in cash	328,656	328,656	328,656	0	328,656	334,227
Cash settlement of Deferred Income Plan	13,826,421	13,826,421	13,826,421	13,826,421	14,346,840	14,346,840
Pension benefit(3)	7,895,396	9,968,324	5,536,272	7,895,396	16,115,828	14,447,352
Savings Plan benefit	3,644,197	3,644,197	3,644,197	3,644,197	3,709,814	3,722,938
Continuation of insurance coverage	0	7,300	0	0	7,300	8,760
Other benefits and perquisites(4)	0	230,368	1,575,000	0	0	100,550
Tax gross-up	0	0	0	0	0	6,934,202

Sub-Total	$31,107,328	$35,754,174	$30,323,204	$25,366,014	$45,186,315	$52,456,226

Less: accumulated deferred income plan and vested pension and savings plan benefits	(25,366,014)	(25,366,014)	(25,366,014)	(25,366,014)	(25,366,014)	(25,366,014)

Amount Triggered due to Termination	$5,741,314	$10,388,160	$4,957,190	$0	$19,820,301	$27,090,212

Mr. O'Donnell

Type of Compensation	Voluntary(1)	Disability	Death	For Cause	Not-For- Cause	Change-In- Control
Cash severance benefit	$0	$0	$0	$0	$3,097,500	$4,305,000
RSU settled in stock and unvested options	3,632,018	3,632,018	3,632,018	0	3,632,018	4,851,098
Cash settlement of PSU cycles in progress(2)	1,780,640	1,780,640	1,780,640	0	1,780,640	2,619,430
RSU settled in cash	328,656	328,656	328,656	0	328,656	334,227
Cash settlement of Deferred Income Plan	13,967,449	13,967,449	13,967,449	13,967,449	14,415,032	14,415,032
Pension benefit(3)	9,822,763	9,497,068	4,816,829	9,822,763	9,822,763	12,003,917
Savings Plan benefit	818,285	818,285	818,285	818,285	818,285	897,026
Continuation of insurance coverage	0	0	0	0	9,581	5,856
Other benefits and perquisites(4)	373,211	373,211	1,575,000	0	373,211	466,770
Tax gross-up	0	0	0	0	0	5,040,836

Sub-Total	$30,723,022	$30,397,327	$26,918,877	$24,608,497	$34,277,686	$44,939,192

Less: accumulated deferred income plan and vested pension and savings plan benefits	(24,608,497)	(24,608,497)	(24,608,497)	(24,608,497)	(24,608,497)	(24,608,497)

Amount Triggered due to Termination	$6,114,525	$5,788,830	$2,310,380	$0	$9,669,189	$20,330,695

(1)
Messrs. Campbell, Butler, O'Donnell and Ms. Howell were eligible for early-retirement due to their age and service with the Company as of December 28, 2007, while Mr. French is not yet early-retirement eligible; as such, in each case, the benefits included in the "voluntary" column in the tables above are reflective of the benefits that would be payable to these executives if "retirement" had occurred on December 28, 2007.

(2)
Potential PSU payouts have been calculated assuming that the 2006-2008 PSU cycle will be paid at 130% of target, and that the 2007-2009 PSU cycle will be paid at 124.4% of target.

(3)
Potential Pension benefits have been calculated assuming (a) a discount rate of 6.0%; (b) a normal retirement age of 65 for all NEOs except for Mr. Campbell (age 62); and (c) the election by each NEO of a 50% Joint & Survivor annuity which provides benefits to the NEO's surviving spouse upon the NEO's death equal to 50% of the benefit otherwise paid to the NEO.

(4)
Includes (a) a benefit payable under the Survivor Benefit Plan under the "Death" and "Disability" scenarios for all NEOs, except for Mr. O'Donnell, who would also receive this benefit under the "Voluntary", "Not-For-Cause" and "Change-In-Control" scenarios, and (b) outplacement assistance for one year (administrative assistant, office space, office equipment) for all NEOs under the "Change-In-Control" scenario.

Equity Compensation Plan Information

        The following table sets forth as of the end of Textron's 2007 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights, and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,530,000	(1)	$35.37	12,078,837
Equity compensation plans not approved by security holders	120,000	(2)	N/A	0
Total	11,650,000		$35.37	12,078,837

(1)
Includes 2,506,000 unvested shares that may be issued under previously granted restricted stock units.

(2)
Represents unvested shares underlying a retention award previously granted to Mr. Campbell, however, upon vesting, if Mr. Campbell meets his share ownership requirement, this award will be settled in cash.

Transactions with Related Persons

        Since the beginning of Textron's 2007 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

        Under Textron's Corporate Governance Guidelines and Policies, all related party transactions are subject to approval or ratification by the Nominating and Corporate Governance Committee. Related party transactions, referred to as "Interested Transactions with Related Parties" under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the company is a participant, in which the aggregate amount involved in any calendar year exceeds or is expected to exceed $100,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2008, but as a matter of good corporate governance the Board is asking shareholders to ratify that appointment of Ernst & Young LLP as independent registered public accounting firm for 2008. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

        The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron's annual financial statements, the reviews of the financial statements in Textron's Form 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2007 and 2006 and fees billed in 2007 and 2006 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2007	2006
Audit Fees	$9,629,000	$10,319,000
Audit-Related Fees(1)	2,148,000	2,739,000
Tax Fees(2)	1,156,000	907,000
All Other Fees	0	0

Total Fees	$12,933,000	$13,965,000

(1)
Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

(2)
Tax fees include fees for tax services relating to consultations, compliance, dispositions, and expatriate services; and services relating to recovery of a state use-tax refund claim.

        Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

        All audit-related services, tax services and other services for 2007 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission's rules on auditor independence.

        The Board of Directors recommends a vote FOR ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 5 on the proxy card).

SHAREHOLDER PROPOSAL RELATING TO REPORT ON
FOREIGN MILITARY SALES

        The Sisters of Charity, BVM, Mercy Investment Program, Dominican Sisters of Hope, the Corporation of the Convent of the Sisters of Saint Joseph, The Sisters of St. Francis of Philadelphia, Sisters of Charity of the Incarnate Word and the School Sisters of Notre Dame of St. Louis, have notified Textron that they intend to propose the following resolution at the 2008 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

        WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense material and emergency drawdowns of weaponry.

        The U.S. ranked first in arms transfer deliveries with developing nations, including those in the Near East and Asia, with $8.1 billion for 2005. The weapons sold range from ammunition to tanks, combat aircraft, armored cars, missiles and submarines. [Conventional Arms Transfers to Developing Nations, 1998-2005, 10-23-06, CRS Report for Congress. http://www.fas.org/sgp/crs/natsce/RL33696.pdf] In a number of recent United States combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

        In Fiscal Year 2006, Textron was ranked as 19th largest Department of Defense contractor with nearly $1.6 billion in contracts. (Government Executive, 8/15/07) and number 27 at $1.8 billion in SIPRI's list of 100 largest arms producing companies in the world for 2005.

        RESOLVED:    Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Textron's foreign sales of weapons-related products and services, including depleted uranium hardened weapons/systems.

Supporting Statement

        We believe it is reasonable that the report include:

  1.
  Processes used to determine and promote foreign sales e.g. Israel, Saudi Arabia, Egypt and other Middle East countries;

  2.
  Criteria for choosing countries with which to do business, including selling weapon components and technology and subcontracting arms manufacturing and assembly overseas;

  3.
  Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

  4.
  Disclosure of sales and other arrangements with local security forces;

  5.
  Practices ensuring designated customer so as to prevent smuggling and unintended third party sales;

  6.
  Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; depleted uranium hardened weapons/systems; offset agreements; and licensing and/or co-production with foreign governments.

        We believe with the American Red Cross that "the greater the availability of arms, the greater the violations of human rights and international humanitarian law." Global security is the security of all people. Several times in our recent history, we've seen weapons sold to one country result in a threat to our own security. We know, too, that war zones, as well as countries to which illegal weapons have spread, are suffering an increase in human rights abuses inflicted on women and children, people of minority ethnicities, NGOs offering medical services and, now, injuries, torture and death of employees of private military corporations contracted to the DOD (e.g. Iraq).

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board believes that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

        Textron is subject to the laws and regulations of the United States Government which restrict the export of military goods, software and technology. A foreign military sale may be made only when the United States Government has determined that the sale is consistent with the national security, foreign policy and economic interests of the United States. Textron has in place extensive procedures to ensure that all foreign military sales are made in strict compliance with all applicable United States laws and regulations. While Textron reserves the right to refuse to make a particular foreign military sale, the Board believes that Textron generally should rely on the approval process for such sales established by our elected representatives and government officials.

        Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 6 on the proxy card).

SHAREHOLDER PROPOSAL RELATING TO TAX GROSS-UP PAYMENTS TO SENIOR EXECUTIVES

        The American Federation of State, County and Municipal Employees, AFL-CIO, whose address is 1635 L Street, N.W., Washington, D.C. 20036-5687, has notified Textron that they intend to purpose the following resolution at the 2008 annual meeting of shareholders:

        RESOLVED, that shareholders of Textron Inc. ("Textron" or the "Company") urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment ("Gross-up"), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

        As long-term Textron shareholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, tax gross-ups for senior executives—reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive's behalf—are not consistent with these principles. At Textron, Chairman and CEO Lewis Campbell is entitled to receive $31,883,809 in gross-ups on excise taxes in the event of termination without cause or constructive termination in connection with a change in control.

        Because the amount of gross-up payments depends on a variety of external factors such as the tax rate—and not on company performance—tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups "an incredibly inefficient use of shareholders' money." ("When Shareholders Pay the CEO's Tax Bill," Business Week (Mar. 5, 2007))

        The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excess parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives' excess golden parachute excise taxes can account for 8% of a merger's total cost. (Gretchen Morgenson, "The CEO's Parachute Cost What?" The New York Times (Feb. 4, 2007))

        This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company's management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or to equalize taxation on employees serving in expatriate assignments, for example, which are extended to a large number of employees under similar circumstances, are much smaller and do not raise concerns about fairness and misplaced incentives.

        We urge shareholders to vote FOR this proposal.

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board believes that the proposal is contrary to the best interests of Textron, its shareholders and its employees.

        The Organization and Compensation Committee (the "Committee") of the Board of Directors considers many factors when conducting its annual review of compensation and benefit plans for which senior executives are eligible. The Committee carefully refines the company's portfolio of programs each year to see that executives are properly remunerated given many potential outcomes. For this reason, the Committee believes strongly in a pay-for-performance approach to motivate management to achieve short-term and long-term gains for the benefit of shareholders. Although the Committee rarely considers adding a tax gross-up feature for senior executives that is not broadly available to other employees, the Committee feels strongly that certain special circumstances could warrant the inclusion of this design feature. The Committee has demonstrated its careful and sparing use of tax gross-ups, and current trends in the marketplace reinforce that this approach is reasonable and appropriate. The Committee does not, however, believe that it benefits shareholders to permanently eliminate the ability to incorporate such a feature if particular circumstances warrant its judicious use.

        Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 7 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

        The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2009 ANNUAL MEETING

        Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting of shareholders must be received by Textron on or before November 12, 2008.

        In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's Amended and Restated By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 24, 2008, and January 23, 2009, for the 2009 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the company's shares may deliver only one copy of the company's proxy statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the company by telephone at (401) 457-2353 or by submitting a written request to the corporate secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

Frederick K. Butler Vice President Business Ethics and Corporate Secretary
March 17, 2008

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

Appendix A

Independence of Directors

        Generally.    No more than three of the Directors will not be independent Directors as such term is defined in the listing standards of the Company and the NYSE as set forth below.

        Definition of "Independence."    Under the NYSE standards, no Director qualifies as "independent" unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a Director is not independent if:

          (a)   the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

          (b)   the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

          (c)   (i) the Director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (ii) the Director is a current employee of such a firm, (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

          (d)   the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee; and

          (e)   the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million and 2% of such other company's consolidated gross revenues.

        Categorical Standards of Independence.    The Board of Directors has determined that the following relationships will not be considered material relationships that would impair a Director's independence:

I.
Business Relationships.

          (a)   The Company does business with a Director's business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $500,000 and 1% of such person's consolidated gross revenues;

          (b)   A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company's preceding fiscal year are less than the greater of $500,000 and 1% of the gross annual revenues of such other company;

          (c)   A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $500,000 and 1% of such law firm's consolidated gross revenues;

          (d)   An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $500,000 and 1% of such investment bank's or consulting firm's consolidated gross revenues; and

          (e)   The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

II.
Relationships with Not-for-Profit Entities.

          (a)   A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization's aggregate annual charitable receipts during the entity's preceding fiscal year. (The Company's automatic matching of employee charitable contributions are not included in the Company's contributions for this purpose.)

        Definition of "Immediate Family Member."    For purposes of the independence standards described above, an "immediate family member" includes a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When applying the "look-back" provisions above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Standard of Independence for Audit Committee Membership.    Also, under NYSE and Securities Exchange Commission requirements, to be considered independent for purposes of serving on the Audit Committee, a Director may not directly or indirectly, other than in his or her capacity as a member of the Board or any of its committees, accept any compensatory fee from Textron or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries.

        Director Disclosure and Board Determination.    Each Director is required to disclose to the Company certain relationships between and among that Director, the Company, and senior management of the Company in order to allow for an appropriate determination of that Director's independence. Each Director shall promptly disclose to the Corporate Secretary, who will then notify the Chairman, the Lead Director and the Chair of the Nominating and Corporate Governance Committee with respect to, any change in circumstances that may affect his or her independence.

        The determination that a Director is independent or eligible to serve on the Audit Committee shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Corporate Governance Committee; such determination shall be made by the Board at least annually and at the next Board meeting after the Board receives information from or in connection with a Director indicating a significant change in information previously received.

        Related Party Transactions.    It is the policy of the Board that all Interested Transactions with Related Parties shall be subject to approval or ratification in accordance with the procedures set forth below.

          (a)   The Nominating and Corporate Governance Committee shall review the material facts of all Interested Transactions that require the Committee's approval and either approve or disapprove of the entry into the Interested Transaction. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee's next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction.

        No Director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the Director shall provide all material information concerning the Interested Transaction to the Nominating and Corporate Governance Committee.

        If an Interested Transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for the Company's management to follow in its ongoing dealing with the Related Party. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Committee's guidelines and that the Interested Transaction remains appropriate.

          (b)   An "Interested Transaction" is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $100,000; in any calendar year, the Company is a participant, and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a Director or a less than 10 percent beneficial owner of another entity).

        A "Related Party" is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company's Common Stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 23, 2008, 11:00 a.m.

The Westin Providence

One West Exchange Street

Providence, Rhode Island

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of

Shareholders, April 23, 2008

The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O’Donnell and Frederick K. Butler, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on Wednesday, April 23, 2008, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 23, 2008, 11:00 a.m.

The Westin Providence

One West Exchange Street

Providence, Rhode Island

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

â Please detach along perforated line and mail in the envelope provided.â

■ 00003333030330000000 7	042308

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 5.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSALS 6 AND 7.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.	The Board of Directors recommends that you vote “FOR” the nominees listed below.
		FOR	AGAINST	ABSTAIN
IMPORTANT NOTICE	1. Paul E. Gagné	☐	☐	☐
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN
YOUR PROXY, AS SOON AS POSSIBLE. BY DOING SO, YOU	2. Dain M. Hancock	☐	☐	☐
MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.
	3. Lloyd G. Trotter	☐	☐	☐

	4. Thomas B. Wheeler	☐	☐	☐

The Board of Directors recommends that you vote “FOR” proposal 5.
		FOR	AGAINST	ABSTAIN
	5. Ratification of appointment of independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” proposals 6 and 7.
		FOR	AGAINST	ABSTAIN
	6. Shareholder proposal relating to Foreign Military Sales.	☐	☐	☐

	7. Shareholder proposal relating to Tax Gross-Up Payments to Senior Executives.	☐	☐	☐

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s).
If no direction is made, this proxy will be voted FOR the nominees listed above, FOR proposal
5, and AGAINST proposals 6 and 7, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:   Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

■	■

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 23, 2008, 11:00 a.m.

The Westin Providence

One West Exchange Street

Providence, Rhode Island

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in
the United States or 1-718-921-8500 from outside the United States	COMPANY NUMBER
and follow the instructions. Have your proxy card available when you call.
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the
Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from outside the United States or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

■ 00003333030330000000 7	042308

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 5.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSALS 6 AND 7.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.	The Board of Directors recommends that you vote “FOR” the nominees listed below.
		FOR	AGAINST	ABSTAIN
ELECTRONIC ACCESS TO FUTURE DOCUMENTS	1. Paul E. Gagné	☐	☐	☐
If you would like to receive future shareholder communications over the
Internet exclusively, and no longer receive any material by mail please	2. Dain M. Hancock	☐	☐	☐
visit http://www.amstock.com. Click on Shareholder Account Access
to enroll. Please enter your account number and tax identification	3. Lloyd G. Trotter	☐	☐	☐
number to log in, then select Receive Company Mailings via E-Mail
and provide your e-mail address.	4. Thomas B. Wheeler	☐	☐	☐

The Board of Directors recommends that you vote “FOR” proposal 5.
If you vote by telephone or through the Internet, please DO NOT		FOR	AGAINST	ABSTAIN
mail back this proxy card.	5. Ratification of appointment of independent registered public accounting firm.	☐	☐	☐

IMPORTANT NOTICE
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN	The Board of Directors recommends that you vote “AGAINST” proposals 6 and 7.
YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR		FOR	AGAINST	ABSTAIN
BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU	6. Shareholder proposal relating to Foreign Military Sales.	☐	☐	☐
MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL
SOLICITATION.	7. Shareholder proposal relating to Tax Gross-Up Payments to Senior Executives.	☐	☐	☐

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s).
If no direction is made, this proxy will be voted FOR the nominees listed above, FOR proposal
5, and AGAINST proposals 6 and 7, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:   Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

■	■

QuickLinks

CONTENTS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
  General
  Shareholders Who May Vote
  Voting
  Savings Plan Participants
  Revoking a Proxy
  Required Vote
  Costs of Proxy Solicitation
  Confidential Voting Policy
  Attending the Meeting
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Outstanding Equity Awards at Fiscal Year-End (continued)
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSAL RELATING TO REPORT ON FOREIGN MILITARY SALES
Supporting Statement
SHAREHOLDER PROPOSAL RELATING TO TAX GROSS-UP PAYMENTS TO SENIOR EXECUTIVES
Supporting Statement
OTHER MATTERS TO COME BEFORE THE MEETING
SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2009 ANNUAL MEETING
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
  Appendix A